                                                Filed Pursuant to Rule 424(b)(4)
                                                      Registration No. 333-35401
PROSPECTUS
4,000,000 Shares
[LOGO OF SOMNUS]

SOMNUS MEDICAL TECHNOLOGIES, INC.
Common Stock
(par value $0.001 per share)

All of the shares of Common Stock (the "Common Stock") offered hereby (the "Of-fering") are being offered by Somnus Medical Technologies, Inc., a Delaware corporation ("Somnus" or the "Company").

Prior to the Offering, there has been no public market for the Common Stock. See "Underwriting" for information relating to the factors considered in determining the initial public offering price of the Common Stock. The Common Stock has been approved for quotation on the Nasdaq National Market under the symbol "SOMN."

SEE "RISK FACTORS" COMMENCING ON PAGE 7 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
                                       PRICE TO      UNDERWRITING   PROCEEDS TO
                                       PUBLIC        DISCOUNT (1)   COMPANY (2)
-------------------------------------------------------------------------------
Per Share                              $10.50        $0.74          $9.76
-------------------------------------------------------------------------------
Total (3)                              $42,000,000   $2,960,000     $39,040,000
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain lia-bilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated at $800,000.
(3) The Company has granted to the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to an additional 600,000 shares of Common Stock on the same terms as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Under writing Discount and Proceeds to Company will be $48,300,000, $3,404,000 and $44,896,000, respectively. See "Underwriting."

The shares of Common Stock offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to approval of certain legal matters by Cahill Gordon & Reindel, counsel for the Underwriters. It is expected that delivery of the shares of Common Stock offered hereby will be made against payment therefor on or about November 12, 1997 at the offices of J.P. Morgan Securities Inc., 60 Wall Street, New York, New York.

J.P. MORGAN & CO.
                                 UBS SECURITIES
                                                               SMITH BARNEY INC.

November 6, 1997

                    [Illustration of the Somnoplasty System,
                     including the models 615, 115 and 215
                       Radiofrequency Generators, and the
                     SP 1000, SP 1100, SP 3000 and SP 2000
                            Somnoplasty electrodes.]



 The disposable devices and generators depicted above, except for the Model 115 Radiofrequency Generator, have been cleared by the FDA. The Somnoplasty System has been cleared by the FDA for the treatment of snoring, but not for other indications. There can be no assurance that the Model 115 Radiofrequency Generator will receive clearance from the FDA, or that the Somnoplasty System will be cleared for any additional indications.

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFI-CALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING AND MAY BID FOR, AND PURCHASE, THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

              [Illustration of unobstructed upper airway anatomy]

               [Illustration of obstructed upper airway anatomy]


Somnus Medical Technologies, Inc. designs, develops, manufactures and markets innovative medical devices to treat obstructions in the upper airway. Obstructed breathing can result from enlarged tissues in the turbinates, soft palate, uvula, tonsils and base of the tongue. The Somnoplasty System is cur-rently cleared by the FDA for tissue volume reduction of the soft palate and uvula for the treatment of snoring. Devices to treat other upper airway indica-tions are in clinical trials and in development.

             THE SOMNOPLASTY PROCEDURE FOR THE TREATMENT OF SNORING

                            Somnoplasty is an outpatient, office-based procedure. The physician first applies a local anesthetic to the uvula and soft palate. After a few minutes, the Somnus disposable device, which is connected to a radiofrequency generator, is placed into the mouth. A small electrode located at the end of the device is inserted into the soft palate.
[PICTURE #1]

                            Radiofrequency energy is applied through the electrode. Energy is delivered for 1 1/2 to 5 minutes, heating the tissue in a limited area around the electrode. Part of the electrode is insulated to protect the delicate surface of the tissue. The patient experiences only minimal discomfort during the procedure.
[PICTURE #2]

                            The Somnoplasty procedure creates a submucosal lesion in the soft palate. The patient may experience some minor swelling and may have a mild sore throat. Following the Somnoplasty procedure, most patients take an over the counter analgesic for one to three days.
[PICTURE #3]

                            Over a period of three to six weeks, the lesion is naturally resorbed by the body, leading to tissue volume reduction. By reducing and tight-ening the obstructive tissue, the procedure is designed to reduce snoring.
[PICTURE #4]

No person has been authorized to give any information or to make any represen-tations not contained in this Prospectus and, if given or made, such informa-tion or representations must not be relied upon as having been authorized by the Company or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the Common Stock in any jurisdic-tion to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company subsequent to the date hereof.

No action has been or will be taken in any jurisdiction by the Company or by any Underwriter that would permit a public offering of the Common Stock or pos-session or distribution of this Prospectus in any jurisdiction where action for the purpose is required, other than in the United States. Persons into whose possession this Prospectus comes are required by the Company and the Under-writers to inform themselves about and to observe any restrictions as to the offering of the Common Stock and the distribution of this Prospectus.

                               TABLE OF CONTENTS

                                        Page
Prospectus Summary....................     4
Risk Factors..........................     7
The Company...........................    17
Use of Proceeds.......................    17
Dividend Policy.......................    17
Capitalization........................    18
Dilution..............................    19
Selected Consolidated Financial Data..    20
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations........................    21

                                        Page
Business..............................    25
Management............................    38
Certain Transactions..................    46
Principal Stockholders................    47
Description of Capital Stock..........    48
Shares Eligible for Future Sale.......    50
Underwriting..........................    51
Legal Matters.........................    53
Experts...............................    53
Additional Information................    53
Index to Consolidated Financial
 Statements...........................   F-1

UNTIL DECEMBER 1, 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDER-WRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

The Company intends to furnish its stockholders with annual reports containing audited financial statements examined by its independent auditors and quarterly reports containing interim unaudited financial statements for each of the first three quarters of each fiscal year.

Somnus and Somnoplasty are a trademark and a servicemark, respectively, of the Company. This Prospectus also contains trademarks and tradenames of other com-panies.

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. The discussion in this Prospectus contains forward looking statements that involve risks and uncertainties including, but not limited to, those specifically identified herein. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes (i) the conversion on a one-for-one basis of all outstanding shares of Preferred Stock into shares of Common Stock to be effected upon the consummation of the Offering (the "Preferred Stock Conversion") and (ii) no exercise of the Underwriters' over-allotment option. Selected data presented in this Prospectus is based on interviews conducted by the Company with various industry sources.

                                  THE COMPANY

Somnus Medical Technologies, Inc. ("Somnus" or the "Company") designs, develops, manufactures and markets innovative medical devices that utilize its proprietary radiofrequency ("RF") technology for the treatment of upper airway disorders. The Company's Somnoplasty System provides physicians with a suite of products designed to offer minimally-invasive, curative treatment alternatives for disorders of the upper airway, including snoring, obstructive sleep apnea ("OSA") and enlarged turbinates. The Somnoplasty System shrinks tissue in the upper airway by utilizing automated RF generators and a suite of disposable, single-use, needle electrode devices which deliver controlled thermal energy to obstructed areas, while protecting the delicate mucosal lining of the tissue. The Company received U.S. Food and Drug Administration ("FDA") 510(k) premarket clearance ("510(k) clearance") in July 1997 for the use of the Somnoplasty System in the treatment of snoring and officially launched the marketing of the Somnoplasty System at the American Academy of Otolaryngology--Head and Neck Surgery Foundation, Inc. conference in September 1997. See "Business-- Government Regulation." The Company has also received the European Union
CE Mark (the "CE Mark") for use of the Somnoplasty System in the treatment of upper airway disorders. In September 1997, the Company submitted a premarket notification seeking 510(k) clearance for the treatment of enlarged turbinates associated with chronic rhinitis. The Company believes that the clinical and patient benefits of the Somnoplasty System include its effectiveness, quick procedure time, outpatient setting, use of local anesthesia and low post-procedural pain. These benefits represent a significant advancement to physicians and patients over existing treatment options, which, depending upon the disorder, are highly-invasive, non-curative and/or expensive. To date, the Somnoplasty procedure has been performed for the treatment of snoring on over 125 patients in clinical centers in the United States and internationally.

The Company is developing a direct sales force to market its products in the United States and Canada. The Company intends to market the Somnoplasty System primarily to ear, nose and throat physicians, oral and maxillofacial surgeons, pulmonologists, sleep medicine specialists and other physicians who treat upper airway disorders. There are approximately 9,000 ear, nose and throat physicians, 5,000 oral and maxillofacial surgeons, 5,200 pulmonologists and, the Company believes, 3,100 sleep disorder medical centers in the United States. As of October 31, 1997, the Company has shipped 29 Model 215 RF Generators in the United States, including 15 in the month of October. In April 1997, the Company entered into a three-year distribution arrangement with Medtronic, Inc. ("Medtronic") for the exclusive distribution of the Somnoplasty System in the European Union, Australia, Southeast Asia and certain other areas. The Company will seek to enter into additional agreements for product distribution in Japan and other international markets. The Company also intends to establish a marketing program directed at consumers to further establish awareness of the Somnoplasty procedure. As of October 31, 1997, the Company has shipped 36 Model 215 RF Generators to Medtronic, including seven in the month of October.

Currently, Somnus has commercially available or in development three models of RF generators and five disposable devices designed to treat a variety of upper airway disorders. In the United States, the Company currently has four issued patents, nine allowed patents and an additional 33 pending patent applications. The Company also has two issued foreign patents and 17 pending foreign patent applications.

                              MARKET OPPORTUNITIES

Habitual snoring. The Company estimates that there are more than 40 million habitual snorers in the United States. Traditional treatment alternatives for habitual snoring range from laser surgery to the use of non-surgical devices such as nasal tapes and oral appliances. The surgical alternatives, including laser-assisted uvulopalatoplasty ("LAUP"), are invasive procedures which result in significant post-operative pain, swelling and recovery periods. Despite these drawbacks, the Company estimates that there were approximately 45,000 to 50,000 LAUP procedures performed in 1996 in the United States. In contrast to traditional treatments, the Company's Somnoplasty System is designed to be a minimally-invasive, curative outpatient procedure which can be performed in one or more sessions of less than 30 minutes each, and causes minimal pain and swelling and requires only a brief recovery period. The Company's treatment for snoring uses the SP 1000 single needle electrode or SP 2000 dual needle electrode to reduce tissue in the uvula and soft palate.

Obstructive sleep apnea. According to a 1993 report to Congress, the National Commission on Sleep Disorders Research estimated that approximately 20 million people in the United States were afflicted with OSA, of whom an estimated 6.4 million experienced the disorder at a moderate to severe level. OSA is a serious disorder which occurs when enlarged anatomical structures block the upper airway during sleep. Currently, the most common approach to the management of OSA is Continuous Positive Airway Pressure ("CPAP"), which requires the sleeping patient to wear a mask over the nose, and sometimes the mouth, while pressure from a compressor forces air through the upper airway to keep excess tissue from collapsing. While CPAP is successful in managing OSA, it is not a cure and must be used on a nightly basis for life. CPAP can also result in a variety of adverse side effects. These side effects and the inconvenience of the device result in low patient compliance which was estimated by the American Sleep Disorders Association ("ASDA") at only 46% in 1993. Despite these drawbacks, the Company estimates that the market for CPAP will be approximately $140 million in 1997, representing an approximate 25% growth rate from the previous year. Other existing treatments for OSA include uvulopalatopharyngoplasty ("UPPP") (the surgical resection of the uvula, part of the soft palate, tonsils and excess tissue in the throat), tracheostomies (surgical openings in the neck which bypass the obstruction) and other highly-invasive surgical procedures. In contrast, the Somnoplasty System is intended to treat, in a minimally-invasive manner, the causes of OSA, not the symptoms, by reducing the tissues which cause the obstruction. The Company's suite of disposable devices, including the SP 1000, SP 1100, SP 2000 and SP 3000, are designed to allow physicians to treat any combination of the uvula, soft palate, turbinates and tongue to enlarge the upper airway passage.

Enlarged turbinates. Chronic nasal obstructions are most frequently caused by enlarged turbinates. Turbinates, the soft tissue in the nasal cavity, can become chronically enlarged as a reaction to diseases, such as chronic and drug-induced rhinitis, and allergy-causing substances. Existing treatments include prescription and over-the-counter drugs, as well as surgical procedures which generally entail using a scalpel or an electrocautery or laser device to resect the turbinates. These surgical procedures are generally effective, but can lead to discomfort in the form of occasional post- operative bleeding and frequent crusting. In 1995, there were an estimated 129,000 turbinate resection procedures performed in the United States, nearly all of which were performed in an outpatient setting. The Company's SP 1100 single needle electrode device is intended to offer a minimally-invasive, curative treatment for sufferers of enlarged turbinates.

                               BUSINESS STRATEGY

The Company's strategy is to establish the Somnoplasty System, which utilizes its proprietary RF technology, as the standard of care for the treatment of a variety of upper airway disorders. Key elements of the Company's strategy include: (i) providing physicians with a suite of products designed to offer minimally-invasive, curative treatment alternatives for upper airway disorders;
(ii) pursuing clearance or approval for additional indications to achieve the broadest possible application of the Somnoplasty System; (iii) creating global distribution through a direct sales force in the United States and strategic and distributor relationships internationally; and (iv) acquiring and licensing complementary technologies and products to broaden the Company's product line, leverage its distribution network and help accelerate the market acceptance and penetration of the Somnoplasty System.

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. The principal risks of the Offering include uncertainties related to the Company's early stage of development and the limited revenues that the Company has generated from the sale of the Somnoplasty System, a system comprised of recently developed products, not yet proven to result in a long-term curative treatment for snoring and other upper airway disorders, as well as the lack of clinical and market acceptance for the Somnoplasty System. The Company believes that its future success will depend largely on the receipt of regulatory clearances and/or approvals for the use of the Somnoplasty System to treat OSA and the successful commercialization and market acceptance thereof. See "Risk Factors."

                                  THE OFFERING

COMMON STOCK OFFERED............. 4,000,000 shares
COMMON STOCK OUTSTANDING AFTER
 THE OFFERING.................... 12,816,214 shares(1)
USE OF PROCEEDS.................. Research and development, clinical trials, regulatory matters, development of sales and
                                  marketing capabilities and other general
                                  corporate purposes. See "Use of Proceeds."
PROPOSED NASDAQ NATIONAL MARKET
 SYMBOL.......................... "SOMN"

                      SUMMARY CONSOLIDATED FINANCIAL DATA

                                     ------------------------------------------
                                      PERIOD FROM    PERIOD FROM
                                        INCEPTION      INCEPTION
                                     (JANUARY 19,   (JANUARY 19,    NINE MONTHS
                                         1996) TO       1996) TO          ENDED
                                     DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                             1996           1996           1997
In thousands, except share data      ------------  -------------  -------------
                                                           (UNAUDITED)
CONSOLIDATED STATEMENTS OF
OPERATIONS DATA:
Total revenues......................    $      --      $      --     $    1,100
Manufacturing start-up costs and
 costs of revenues..................          403            174          1,969
                                        ---------      ---------     ----------
Gross loss..........................         (403)          (174)          (869)
Operating expenses:
  Research and development..........        1,303            663          4,095
  Sales and marketing...............          237            170          1,515
  General and administrative........        1,252            730          2,824
                                        ---------      ---------     ----------
Total operating expenses............        2,792          1,563          8,434
                                        ---------      ---------     ----------
Loss from operations................       (3,195)        (1,737)        (9,303)
Other income, net...................           98             11            232
                                        ---------      ---------     ----------
Net loss............................    $  (3,097)     $  (1,726)    $   (9,071)
                                        =========      =========     ==========
Pro forma net loss per share(2).....    $   (0.34)     $   (0.20)    $    (0.90)
                                        =========      =========     ==========
Shares used in computing pro forma
 net loss per share(2)..............    9,067,368      8,731,908     10,073,748
                                        =========      =========     ==========

                                                      ------------------------
                                                               AS OF
                                                        SEPTEMBER 30, 1997
                                                      ------------------------
                                                        ACTUAL  AS ADJUSTED(3)
In thousands                                          --------  --------------
                                                            (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents............................ $  7,013        $ 45,253
Working capital......................................    4,741          42,981
Total assets.........................................    9,883          48,123
Long-term obligations under lease line of credit.....    2,147           2,147
Accumulated deficit..................................  (12,168)        (12,168)
Total stockholders' equity ..........................    4,956          43,196

-------
(1) Based upon shares outstanding as of September 30, 1997. Excludes as of September 30, 1997: (i) 2,507,754 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.95 per share, (ii) 789,478 shares of Common Stock reserved for future issuance under the Company's stock plans and (iii) 62,500 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.80 per share. See "Management--Stock Plans," "Description of Capital Stock" and
Note 8 of Notes to Consolidated Financial Statements.
(2) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.
(3) As adjusted to reflect the sale of 4,000,000 shares of Common Stock offered by the Company hereby and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

                                  RISK FACTORS

An investment in the shares of Common Stock offered hereby is speculative and involves a high degree of risk. Prospective investors should carefully con-sider, in addition to the other information contained in this Prospectus, the following risk factors in evaluating the Company and the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus.

LIMITED OPERATING HISTORY; ABSENCE OF PROFITABILITY

The Company was incorporated in January 1996 and has a limited history of operations that, to date, has consisted primarily of research and development, product engineering, seeking clearance of its products from the FDA, initial development of a direct sales force in the United States and training Medtronic employees for distribution of the Somnoplasty System in the European Union, Australia, Southeast Asia and certain other areas. The Company commercially introduced the Somnoplasty System internationally, through Medtronic, beginning in June 1997. One month later, after receiving 510(k) clearance for the use of the Somnoplasty System to treat snoring, the Company began direct sales of the Somnoplasty System in the United States. The Company has generated only limited revenues from sales of the Somnoplasty System and does not have experience in manufacturing, selling or marketing its products in large, commercial quantities. There can be no assurance that the Somnoplasty System will be successfully commercialized or that the Company will achieve significant revenues. From its inception in 1996 through September 30, 1997, the Company had total revenues of approximately $1.1 million and incurred cumulative losses of approximately $12.2 million. The Company expects to significantly increase its spending over the next several years with respect to research and development efforts, clinical trials, manufacturing and sales and marketing and expects to incur significant additional losses for the foreseeable future. Whether the Company can successfully manage the transition to a larger-scale commercial enterprise will depend upon a number of factors, including obtaining additional regulatory approvals and increasing its commercial manufacturing, sales and marketing capabilities, as well as establishing relationships with international distributors. The Company's inability to establish such capabilities and relationships would have a material adverse effect on its business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE

The Company has expended and will continue to expend substantial funds for research and development, clinical testing, planned clinical investigations, capital expenditures, manufacturing and marketing of its products. The timing and amount of spending of such capital resources is difficult to predict accurately and will depend upon several factors, including the progress of its research and development efforts and planned clinical investigations, competing technological and market developments, the receipt of regulatory clearances or approvals, commercialization of products currently under development and market acceptance and demand for the Company's products. To the extent required, the Company may seek to obtain additional funds through equity or debt financing, through collaborative or other arrangements with other companies and from other sources. If additional funds are raised by issuing equity securities, further dilution to stockholders could occur. There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If adequate funds are not available, the Company could be required to delay development or commercialization of the Somnoplasty System for certain indications, to license to third parties the rights to commercialize certain products or technologies that the Company would otherwise seek to commercialize for itself or to reduce the marketing, customer support or other resources devoted to certain of its products, each of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds," "Dilution" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

NEED TO MANAGE GROWTH AND EXPAND FINANCIAL CAPABILITIES

Significant future growth in the Company's sales and expansion in the scope of its operations, should they occur, may place considerable strain on the Company's management, financial, manufacturing and other capabilities, procedures and controls. In particular, the Company will be required in the near term to improve and expand its financial capabilities through the addition of qualified personnel and the enhancement of its financial reporting systems. The Company hired a Chief Financial Officer in August 1997 and expects to hire additional financial, accounting and other personnel in 1997. There can be no assurance that any existing or additional capabilities, procedures or controls will be adequate to support the Company's operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Failure to implement, improve and expand such capabilities, procedures and controls in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations.

LIMITED REGULATORY CLEARANCE; DEPENDENCE UPON AND LIMITED HISTORY OF THE SOMNOPLASTY SYSTEM

The Company's future success will depend upon the successful commercialization and market acceptance of the Somnoplasty System for the treatment of snoring and the successful development, regulatory clearances and/or approvals, commer-cialization and market acceptance of the Somnoplasty System for additional anticipated indications. In the United States, the Company has begun producing and selling the Somnoplasty System for use in the reduction of tissue in the uvula and soft palate to treat snoring, but the Company has not received FDA clearance or approval to market its products for other indications, such as reduction of tissue in the turbinates, base of the tongue or tonsils, or for use in the treatment of OSA, which may require reduction of tissue in several upper airway locations. The Company believes that its future success will depend upon the ability of physicians to use one or more of the Company's devices to treat individual or multiple indications, depending upon the patient's needs. Consequently, if regulatory clearance or approval is not obtained for the Somnoplasty System with respect to any one of these indica-tions, it could materially adversely affect the Company's business, financial condition and results of operations. Internationally, the Company received a CE Mark in June 1997 and the Therapeutic Goods Administration ("TGA") of Australia listing in July 1997, permitting the Company to commercialize the Somnoplasty System in those markets for the treatment of upper airway disorders. Although such approvals permit the Company to market its products for the treatment of snoring, enlarged turbinates, enlarged tonsils and OSA, the Company must con-tinue to pass annual ISO 9001/EN 46001 quality system audits ("ISO 9001") in order to retain these international approvals. Failure to retain these approvals could have a material adverse effect on the Company's business, financial condition and results of operations. Other international markets, such as Japan, have their own regulatory approval processes, and there can be no assurance that these approvals will be obtained. Failure to obtain regula-tory approval in other international markets could have a material adverse effect on the Company's business, financial condition and results of opera-tions.

The Somnoplasty System is in the early stage of commercialization and the Com-pany has only a limited history of its use in the treatment of snoring. There can be no assurance that the procedure, which involves the RF ablation of tissue in the upper airways, will provide a permanent, curative treatment for patients. Independent factors, such as aging and weight gain, may, over time, lead to the enlargement of tissue in areas previously treated by the Company's procedure. Such regrowth of tissue could require further treatments, making the procedure a potentially less attractive alternative to existing surgical and non-surgical procedures, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

UNCERTAINTY OF FDA OR OTHER REGULATORY CLEARANCES OR APPROVALS; GOVERNMENT REGULATION

The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous gov-ernment regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the FDA or compa-rable foreign regulatory bodies including, among other things, fines, injunc-tions, civil penalties, recall or seizure of products, refusal to grant premarket clearances or approvals, withdrawal of marketing approvals and crim-inal prosecution.

United States

The Company is prohibited from marketing its products in the United States unless it obtains 510(k) clearance or premarket application ("PMA") approval from the FDA. The Company believes that it usually takes from four to 12 months from submission to obtain 510(k) clearance, but can take longer. The process of obtaining PMA approval is much more costly, lengthy and uncertain. In any event, there can be no assurance that 510(k) clearance or PMA approval will ever be obtained.

The Somnoplasty System received 510(k) clearance on July 17, 1997 for the intended use of coagulation (thermal ablation, tissue volume reduction) of soft tissue, including the uvula and soft palate, and reduction in the severity of snoring in some individuals. In September 1997, the Company submitted a premarket notification seeking 510(k) clearance for the treatment of enlarged turbinates associated with chronic rhinitis. The Company intends to seek 510(k) clearance of the Somnoplasty System for other indications, including treatment of OSA associated with blockage caused by the tongue and treatment of other upper airway obstructions, some of which are associated with OSA. These future submissions likely will need to include clinical trial data. There can be no assurance, however, that these new indications, including the

Company's recent submission for the treatment of enlarged turbinates, will receive 510(k) clearance in a timely fashion, or at all. Delays in market introduction resulting from the 510(k) clearance process could materially adversely effect the Company's business, financial condition and results of operations. If the FDA determines that any of the new indications is not eli-gible for 510(k) clearance, the Company will need to seek PMA approval, which is a much more complex, expensive and lengthy process. There can be no assur-ance that the Company will submit a PMA application for any such indications or that, once submitted, the PMA application will be accepted for filing, found approvable or, if found approvable, will not include unfavorable restrictions.

A clinical trial in support of a 510(k) submission or PMA application generally requires an Investigational Device Exemption ("IDE") application approved in advance by the FDA for a limited number of patients. If a device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate institutional review boards ("IRBs") without the need for FDA approval. The Company is sponsoring several clinical trials which have been determined by the IRBs at the participating institutions to be nonsignificant risk studies. There can be no assurance, however, that the FDA would agree with these determinations and not require the Company to obtain FDA approval of IDEs before continuing the studies. Submission of an IDE application does not give assurance that the FDA will approve the IDE application and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the substantial equivalence or the safety and efficacy of the device or warrant the continuation of clinical studies. The Company's failure to adhere to regulatory requirements generally applicable to clinical trials could have a material adverse effect on the Company's business, financial condition and results of operations, including an inability to obtain marketing clearance or approval for its products.

The Company has made modifications to its cleared devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determi-nations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the device. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

Any devices manufactured or distributed by the Company pursuant to FDA clearances or approvals will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to routine inspection by the FDA and the California Department of Health Services ("CDHS") and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, the Quality System Regulation ("QS Reg.") (which includes elaborate testing, control, documentation and other quality assurance procedures), the Medical Device Reporting ("MDR") regulation (which requires a manufacturer to report to the FDA certain types of adverse events involving its products) and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial condition and results of operations.

Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

European Union

The Company will be required to comply with the applicable quality system stan-dards and directives in order to produce its products for sale in the European Union. The Company's future success will depend in part on its ability to manu-facture its products in a timely, cost-effective manner and in compliance with ISO 9001 and other regulatory requirements. The Company's manufacturing facili-ties are subject to ongoing periodic inspection by regulatory authorities.

Sales of medical device products outside the United States are subject to for-eign regulatory requirements that vary widely from country to country. The time required to obtain approvals required by foreign countries may be longer or shorter than that required for FDA approval, and requirements for licensing may differ from FDA requirements. Failure to comply with foreign regulatory requirements could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Government Regu-lation."

NO ASSURANCE OF MARKET ACCEPTANCE

The Somnoplasty System utilizes the Company's proprietary RF ablation technology for the treatment of upper airway disorders. RF ablation in the upper airway is a new and novel development. Although the Company has received 510(k) clearance for use of the Somnoplasty System to treat snoring, as well as a CE Mark and TGA listing for treatment of upper airway obstructions, market acceptance for these indications could be adversely affected by numerous factors, including the lack of availability of third-party reimbursement, cost of the procedure, clinical acceptance or effective physician training. The Company does not anticipate that patients will receive third-party reimbursement for use of the Somnoplasty System in the treatment of snoring. In addition, should the Company receive regulatory clearance or approval for use of the Somnoplasty System to treat additional indications, market acceptance will depend, in large part, upon the availability of third-party reimbursement for each of those indications, which is not assured. Market acceptance will also depend upon the Company's ability to demonstrate that the Somnoplasty System is an attractive alternative to existing procedures, which will depend upon physicians' evaluations of the clinical safety and efficacy, ease-of-use, reliability and cost-effectiveness of the Somnoplasty System in a clinical setting. There can be no assurance that these products will adequately demonstrate these characteristics or that they will receive market acceptance among physicians. The Company believes that recommendations and endorsements by influential physicians will be essential to market acceptance of its products. There can be no assurance that such recommendations or endorsements will be obtained. Broad use of the Somnoplasty System will require training for physicians on how to perform the Somnoplasty procedure and educating physicians regarding the advantages of the Somnoplasty System over currently available surgical and non-surgical approaches. The time required to complete such training and education could extend the sales cycle for the Company's products and delay or preclude commercial sales and market acceptance. If the Company is unable to achieve broad market acceptance of the Somnoplasty System for its current and anticipated indications, the Company's business, financial condition and results of operations would be materially adversely affected.

Patient acceptance may be affected by numerous factors, including the possibility that the Somnoplasty procedure will require treatments on multiple occasions. The clinical data submitted by the Company to the FDA with its 510(k) notification for the uvula and soft palate indicated that patients may require anywhere from one to six treatments to significantly reduce snoring. While the Company anticipates that most patients will only require one to three treatments, factors such as poor training of the treating physician or improper use of the Somnoplasty System by the treating physician could require more treatments. The need for multiple treatments and the associated increased cost of the procedure could have a significant adverse effect on patient acceptance and on the Company's business, financial condition and results of operations. Patient acceptance of the Somnoplasty System for the treatment of snoring and other potential indications will also depend in part upon physician recommendations as well as other factors, including the effectiveness and reliability of the procedure as compared to existing surgical and non-surgical procedures. There can be no assurance that the Somnoplasty System will be accepted by the patient community or that market demand for such system will be sufficient to allow the Company to achieve profitable operations. In addition, publicity arising from any adverse outcome or other problem occurring in the treatment of a Somnoplasty patient for any reason, particularly during the early phase of the commercialization of the Somnoplasty System, could materially adversely affect patient demand for the procedure. Failure of the Somnoplasty System, for whatever reason, to achieve significant patient acceptance would have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON STRATEGIC AND DISTRIBUTOR RELATIONSHIPS

The Company's future success will depend, in part, on its ability to enter into and successfully develop strategic and distributor relationships with other parties with respect to the marketing and distribution of its products. For instance, in April 1997, the Company and Medtronic entered into a three-year agreement pursuant to which the Somnoplasty System will be distributed exclusively by Medtronic in the European Union, Australia, Southeast Asia and certain other areas. The Company is currently seeking to enter into strategic or distributor relationships in other markets, such as Japan. The success of the Company's current relationship with Medtronic, and prospects for future strategic or distributor relationships, will depend on the other parties' interests in the specific products involved and their willingness and ability to perform the role contemplated by the Company. The Company may have limited or no control over the resources that any particular strategic party or distributor devotes to its relationship with the Company. To date, the Company has not generated material revenue from its relationship with Medtronic, and there can be no assurance that its relationship with Medtronic will be successful. Moreover, there can be no assurance that the Company will be successful in locating qualified parties with whom to enter into additional strategic or distributor relationships or that any such relationships can be maintained or will ultimately prove beneficial to the Company. In the event the Company is not successful in developing such additional relationships, or if such relationships or the Medtronic relationship were not to prove successful, the Company's business, financial condition and results of operations would be materially adversely affected. See "Business--Sales, Marketing and Distribution."

LIMITED SALES AND MARKETING EXPERIENCE; RELIANCE ON INTERNATIONAL SALES

The Company has only limited experience selling and marketing the Somnoplasty System for the treatment of snoring and does not have any experience selling and marketing its products in commercial quantities. The Company intends to sell the Somnoplasty System in the United States to private practices, clinics, hospitals and sleep centers through a direct sales force. The Company currently has a small direct sales force that covers certain regions of the United States and intends to increase its sales and marketing force in the near future to accelerate commercialization of the Somnoplasty System throughout the United States. There can be no assurance that the Company will be successful in building an effective sales and marketing force, that it will be cost-effective or that it will ultimately prove successful in selling the Somnoplasty System on a direct basis in the United States. Market acceptance of the Somnoplasty Systems will also require the Company to demonstrate that the cost of its products and procedures are competitive with currently available alternatives. The use of the Somnoplasty System requires the healthcare provider to make an up-front investment in an RF generator. There can be no assurance that the Company will successfully generate sufficient demand for the Somnoplasty System at the prices at which it currently offers its generators and disposable devices. In the event the required investment were to preclude the Company from placing sufficient quantities of generators, the Company's ability to sell disposable devices would be limited, which would have a material adverse effect on the Company's business, financial condition and results of operations.

The Company anticipates that a significant portion of its future revenues will relate to international sales of the Somnoplasty System through strategic and distributor relationships. International sales of the Somnoplasty System are subject to numerous risks. Distribution, pricing and marketing structures, as well as regulatory requirements, vary significantly from country to country. Additionally, such sales can be adversely affected by limitations or disruptions caused by the imposition of government controls, export licenses, political instability, trade restrictions, changes in foreign tax laws or tariffs or other trade regulations, difficulties coordinating communications among and managing international operations, the risk that distributors will fail to effectively promote the Company's products and the risk of financial instability of distributors. Additionally, the Company's business, financial condition and results of operations may be adversely effected by fluctuations in overseas economic conditions and international currency exchange rates, as well as by increases in duty rates, difficulty in obtaining export licenses, constraints on its ability to maintain or increase prices and competition. There can be no assurance that the Company will be able to successfully commercialize the Somnoplasty System or any of its future products in any international market, which would have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of FDA or Other Regulatory Clearances or Approvals; Government Regulation" and "Business--Sales, Marketing and Distribution."

UNCERTAIN AVAILABILITY OF THIRD-PARTY REIMBURSEMENT AND RELATED MATTERS

The Company believes that its products will generally be purchased by private practices, clinics, hospitals and sleep centers. In the United States, the purchasers of medical devices generally rely on Medicare, Medicaid, private health insurance plans, health maintenance organizations and other sources of reimbursement for health care costs ("Third-Party Payors") to reimburse all or part of the cost of the procedure in which the medical device is being used. Certain Third Party Payors are moving toward a managed-care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these Third-Party Payors may be independent of the practice's cost incurred for the specific case and the specific devices used. Medicare and other Third-Party Payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products.

In the United States, the Company does not anticipate that the Somnoplasty System will be subject to reimbursement for the treatment of snoring. Tradi-tionally, sufferers of snoring have paid for surgical and non-surgical treat-ment and devices directly. However, the treatment of OSA and outpatient sur-gical procedures for the uvula, soft palate and turbinates are commonly reim-bursed by most carriers and resection of the tongue is reimbursed as an inpa-tient procedure.

The Company's strategy is to pursue reimbursement for the Somnoplasty System for treatment of enlarged turbinates, tonsils and base of the tongue and OSA, if it is cleared for such indications by the FDA, based on physician endorse-ment and the demonstration of improved quality of life for specific patient groups. Quality of life issues will be included in the Company's clinical trials to provide data in support of this reimbursement strategy. There can be no assurance that the Company will be able to demonstrate improvement in quality of life or that reimbursement will ever be available for the Company's products. The Company's clinical sites do not reimburse the Company for Somnoplasty System generators or disposable devices.

Because the Company's devices are currently under development for treatment of enlarged turbinates, tonsils and base of the tongue and OSA and have not received FDA clearance or approval for such indications, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's devices for such purposes. Failure by private practices, clinics, hospitals, sleep centers and other potential users of the Company's devices to obtain sufficient reimbursement from Third-Party Payors for the procedures in which the Company's devices are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operations.

International market acceptance of the Company's products currently being commercialized and those under development may be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company does not anticipate that use of the Somnoplasty System for treatment of snoring may be a reimbursable expense. The Company does believe that various levels of reimbursement will be available in international markets for treatment of enlarged turbinates, tonsils and the base of the tongue and OSA; however, there can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

The Company believes that in the future, reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care industry, both domestic and international, to reduce the cost of products and services, including the Company's existing products and products currently under development by it. There can be no assurance that third-party reimbursement and coverage will be available or adequate in either the United States or international markets or that future legislation, regulation or reimbursement policies of Third-Party Payors will not otherwise adversely affect the demand for the Company's existing products or products currently under development by it or its ability to sell its products on a profitable basis. The unavailability of Third-Party Payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations.

HIGHLY COMPETITIVE MARKET; RISK OF COMPETING TREATMENT APPROACHES

The medical device industry is subject to intense competition. The market for products designed to treat upper airway disorders is highly competitive, and the Company expects competition to increase. Accordingly, the Company's future success will depend in part on its ability to respond quickly to medical and technological change and user preference through the development and introduc-tion of new products that are of high quality and that address patient and sur-geon requirements. In the treatment of snoring, the Somnoplasty System is sub-ject to intense competition from existing products, such as nasal dilators and oral appliances, and surgical procedures, such as LAUP. The U.S. market for the treatment of enlarged turbinates, a market which the Company intends to enter in the near future, is dominated by pharmacological treatments, such as nasal sprays, and surgical procedures, such as turbinectomies. The U.S. market for products for the treatment of OSA, a market which the Company hopes to enter in the future, is currently dominated by CPAP products produced by Healthdyne Technologies Inc., Nellcor Puritan Bennett, Inc., a wholly owned subsidiary of Mallinckrodt Inc., ResMed Inc. and Respironics, Inc. There can be no assurance that the Somnoplasty System will successfully compete with or replace any existing products for these or other indications. Most of the Company's compet-itors and potential competitors have greater financial, research and develop-ment, manufacturing and sales and marketing resources than the Company. In addition, some of the Company's competitors and potential competitors sell additional lines of products, and therefore can bundle products to offer higher discounts or offer rebates or other incentive programs to gain a competitive advantage. The Company's inability to compete effectively against existing or future competitors would have a material adverse effect on its business, finan-cial condition and results of operations. See "Business--Competition."

RAPID TECHNOLOGICAL CHANGE AND RISK OF TECHNOLOGICAL OBSOLESCENCE

The medical device industry is characterized by rapid and significant technological change. The Company's future success will depend in large part on the Company's ability to continue to respond to such changes. There can be no assurance that the Company will be able to respond to such changes or that new or improved competing products will not be developed that render the Somnoplasty System non-competitive. Product research and development will require substantial expenditures and will be subject to inherent risks, and there can be no assurance that the Company will be successful in developing or improving products that have the characteristics necessary to effectively treat particular upper airway obstructions or that any new products introduced will receive regulatory clearance or approval or will be successfully commercialized. See "Business--Research and Development."

LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON KEY SUPPLIERS

The Company currently manufactures its devices in limited quantities for sales and clinical trials. Each device is assembled and tested by the Company prior to sterilization. The manufacturing process consists primarily of assembly of internally manufactured and purchased components and subassemblies, and certain processes are performed in a clean room environment. The Company has no experience manufacturing its products in the volumes or with the yields that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that the Company can establish high-volume manufacturing capacity or, if established, that the Company will be able to manufacture its products in high volumes with commercially acceptable yields. While the Company believes that its current facility will be adequate to support its commercial manufacturing activities in the near term, the Company may be required to expand its manufacturing facilities to commence large-scale manufacturing. The Company's inability to successfully manufacture or commercialize its devices in a timely matter could have a material adverse effect on the Company's business, financial condition and results of operations.

Raw materials, components and subassemblies are purchased from various qualified suppliers and are subject to stringent quality specifications and inspections. The Company conducts quality audits of its key suppliers, several of which are experienced in the supply of components to manufacturers of medical devices. None of the Company's suppliers of components for its disposable devices is contractually obligated to continue to supply the Company, nor is the Company contractually obligated to purchase such devices from a particular supplier. For certain of these components and subassemblies, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components and subassemblies could not be accomplished quickly.

The Company has created manufacturing policies and procedures to accommodate United States and international inspection requirements. The Company is required to comply with QS Reg. standards in order to produce products for sale in the United States. The QS Reg. requires, among other things, pre-production design controls, purchasing controls and maintenance of service records for medical device companies. The QS Reg. is expected to increase the cost of complying with GMP and related requirements. The Company was recently inspected by the CDHS and the inspector recommended that the Company receive a Device Manufacturing License. However, there can be no assurance that such license will be issued. Somnus has been certified under the ISO 9001 by TUV Essen, a German Notified Body, which requires that the Company pass annual inspections to maintain such certification and produce products for sale within the European Union. Any failure of the Company to comply with applicable regulations, standards and directives may result in the Company being required to take corrective actions, such as modification of its policies and procedures. Pending such corrective actions, the Company could be unable to manufacture or ship any products, which could have a material adverse effect on the Company's business, financial condition and results of operations.
See "Business--Facilities."

DEPENDENCE ON SINGLE-SOURCE SUPPLIER

The Company purchases its 215 RF Generator, currently its only commercially available generator, as a finished assembly from a single-source supplier. The Company is in the process of developing two additional generators, one of which will be assembled by the Company, with the same single-source supplier acting as the vendor for the RF subassembly, and the other of which will be manufactured entirely by the Company. However, the Company expects to continue to purchase the 215 RF Generator from the single-source supplier through at least mid-1998. There can be no assurance that the generator obtained from the single-source supplier will continue to be available in adequate quantities or, if required, that the Company will be able to locate alternative sources of generators on a timely and cost-effective basis. To date, the Company has not experienced significant adverse effects resulting from any shortage of generators. However, there can be no assurance that the single-source supplier will meet the Company's future requirements for timely delivery of generators of sufficient quality and in sufficient quantity. The 215 RF Generator currently takes several months to procure, and a significant increase of orders could lead to significant delays and generator shortages. Such delays or shortages, particularly as the Company scales up its manufacturing activities in support of direct U.S. sales and international distributor orders, would have a material adverse effect on its business, financial condition and results of operations. See "Business--Manufacturing."

DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

In the United States, the Company has four issued patents, nine allowed patents and an additional 33 pending patent applications. The Company also has two issued foreign patents and 17 pending foreign patent applications. These pat-ents and patent applications relate to the Company's RF devices and methods for reduction of tissue in the uvula, soft palate, tongue and tonsils, and design of its generators and disposable devices. In addition, the Company may also selectively license patents owned by others which it believes will complement the technology and increase the value and strength of its intellectual property portfolio, although it has not done so to date. The Company's strategy has been to actively pursue patent protection in the United States and foreign jurisdictions for all upper airway disorders that can ben-efit from use of the Somnoplasty System.

The patent and trade secret positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from pending applications or from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity.

The Company also relies upon unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. The Company's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

Recently, Public Law 104-208 was signed into law in the United States and limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, who practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on the Company's ability to enforce any of its proprietary methods or procedures deemed to be surgical or medical procedures on a body.

In addition, patent applications in the United States and foreign jurisdictions are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Although the Company has conducted searches of certain patents issued to other companies, research and academic institutions and others, patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous, and there can be no assurance that current and potential competitors and other third parties have not filed, or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. In the event any pending applications provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company, the Company may be required to obtain licenses to patents or proprietary rights of others.

The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents or would be required to obtain licenses from the patent owners of each such patent or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement or in obtaining licenses on terms acceptable to the Company, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by the Company to redesign its products or processes or to obtain necessary licenses could prevent the Company from manufacturing and selling the Somnoplasty System, which would have a material adverse effect on the Company's business, financial condition and results of operations. Although, to date, the Company has not been involved in any litigation, in the future, costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others.

PRODUCT LIABILITY RISK; POSSIBLE INSUFFICIENCY OF INSURANCE

The Company's business involves the risk of product liability claims. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse effect on the Company. The Company maintains product liability insurance at coverage levels which it deems commercially reasonable; however, there can be no assurance that product liability or other claims will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. The Company intends to periodically evaluate, depending on changing circumstances, whether or not to obtain any additional product liability insurance coverage prior to the time that the Company engages in any extensive marketing of the Somnoplasty System. Even if the Company obtains additional product liability insurance, there can be no assurance that it would prove adequate or that a product liability claim, insured or uninsured, would not have a material adverse effect on the Company's business, financial condition and results of operations. Even if a product liability claim is not successful, the time and expense of defending against such a claim may adversely affect the Company's business, financial condition and results of operations. See "Business--Product Liability Exposure and Availability of Insurance."

DEPENDENCE UPON KEY PERSONNEL

The Company's future success depends in significant part upon the continued service of certain key scientific, technical and management personnel and its continuing ability to attract and retain highly qualified scientific, technical and managerial personnel. Competition for such personnel is intense, and there can be no assurance that the Company can retain its key scientific, technical and managerial personnel or that it can attract, assimilate or retain other highly qualified scientific, technical and managerial personnel in the future. Key employees of the Company include Stuart D. Edwards, its Chief Executive Officer and Robert E. McNamara, its Chief Financial Officer. The Company has taken steps to retain its key employees, including the granting of stock options that vest over time. The loss of key personnel, especially if without advanced notice, or the inability to hire or retain qualified personnel could have a material adverse effect upon the Company's business, financial condition and results of operations.

CONTROL BY EXISTING STOCKHOLDERS

After the consummation of the Offering, current stockholders, including certain executive officers and directors of the Company and their affiliates, will own approximately 68.8% of the Company's outstanding Common Stock. As a result, these stockholders will, to the extent they act together, continue to have the ability to control matters requiring the approval of the Company's stockhold-ers, including the election of the Company's Board of Directors. See "Principal Stockholders."

BROAD DISCRETION AS TO USE OF PROCEEDS

Of the approximately $38.2 million net proceeds from the Offering, approxi-mately $16.2 million, or 42.4%, has not currently been allocated for specific uses by the Company. In addition, the amounts allocated for specific uses may vary significantly depending on numerous factors, including the progress of the Company's clinical trials and actions relating to regulatory matters, and the costs and timing of expansion of sales and marketing and manufacturing activi-ties, and hence the Company's management will retain broad discretion in the allocation of the net proceeds. See "Use of Proceeds."

EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS

Upon consummation of the Offering, certain provisions of the Company's Amended and Restated Certificate of Incorporation and Bylaws may have the effect of making it difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. Such provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions will allow the Company to issue Preferred Stock without any vote or further action by the stockholders, provide for a classified board of directors, eliminate the right of stockholders to call special meetings of stockholders or to act by written consent without a meeting and eliminate cumulative voting in the election of directors. These provisions may make it difficult for stockholders to take certain corporate actions and could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Description of Capital Stock."

POTENTIAL ADVERSE IMPACT OF SHARES ELIGIBLE FOR FUTURE SALE

Sales of a substantial number of shares of Common Stock (including shares issuable upon the exercise of outstanding options or warrants) in the public market after the Offering could materially and adversely affect the market price of the Common Stock. Such sales might also make it more difficult for the Company to sell equity securities or equity-related securities in the future at a time and price that the Company deems appropriate. Of the 12,816,214 shares of Common Stock the Company will have outstanding upon the consummation of the Offering, the 4,000,000 shares offered hereby will be freely tradeable as of the date of this Prospectus by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 8,816,214 shares (the "Restricted Shares") of Common Stock are "restricted securities" within the meaning of the Securities Act. The holders of the Restricted Shares have entered into lock-up agreements (the "Lock-up Agreements") under which such holders have agreed, subject to certain exceptions, not to sell, directly or indirectly, or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the Lock-up Agreements. As a result of the Lock-up Agreements and the provisions of Rules 144 and 701 promulgated under the Securities Act, upon consummation of the Offering, the Restricted Shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Prospectus, (ii) 8,739,054 Restricted Shares will be eligible for sale 180 days after the date of the Prospectus upon expiration of the Lock-up Agreements and (iii) the remaining 77,160 Restricted Shares will be eligible for sale at various times over a period less than one year following the completion of the Offering, subject to volume limitations pursuant to Rule 144. As of September 30, 1997, 2,507,754 shares were issuable upon exercise of currently outstanding options, all of which are subject to 180 day lock-up agreements. Of these shares, 700,897 will be vested 180 days after the date of the Prospectus. As of September 30, 1997, 62,500 shares were issuable upon exercise of currently outstanding warrants, all of which are subject to the Lock-up Agreements. All of these shares will become eligible for sale in the public market 180 days after the date of this Prospectus upon expiration of the Lock-up Agreements. After the Offering, the holders of approximately 5,937,358 shares of Common Stock (including up to 62,500 shares of Common Stock issuable upon exercise of outstanding warrants as of the date of this Prospectus) will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act upon termination of the Lock-up Agreements. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. In addition, the Company intends to file a Registration Statement on Form S-8 to register shares of Common Stock issuable upon exercise of options granted under the 1996 Stock Plan and 1997 Director Option Plan and sold pursuant to the 1997 Employee Stock Purchase Plan. Following the filing of the Form S-8, shares of Common Stock issued under such plans will be available for sale in the public market, subject to the Rule 144 volume limitations as applicable to affiliates. See "Description of Capital Stock--Registration Rights of Certain Holders," "Shares Eligible for Future Sale" and "Underwriting."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK; DILUTION

Prior to the Offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop and be sustained upon the completion of the Offering, or that the market price of the Common Stock will not decline below the initial public offering price. The initial public offering price of the Common Stock has been determined by negotiations between the Company and the Underwriters. As such, the initial public offering price is not necessarily related to the Company's net worth or any other established criteria of value and may not bear any relationship to the market price of the Common Stock following the completion of the Offering. The market prices for securities of medical device companies have historically been highly volatile. Announcements of technological innovations or new products by the Company or its competitors, developments concerning proprietary rights, including patents and litigation matters, publicity regarding actual or potential results with respect to products under development by the Company or others, regulatory developments in both the United States and foreign countries and public concern as to the safety of new technologies, changes in financial estimates by securities analysts or failure of the Company to meet such estimates and other factors may have a significant impact on the market price of the Common Stock. In addition, the Company believes that fluctuations in its operating results may cause the market price of its Common Stock to fluctuate, perhaps substantially. Purchasers of shares of Common Stock offered hereby will experience an immediate dilution of $7.13 in the net tangible book value per share of their Common Stock from the initial public offering price of $10.50 per share. See "Dilution" and "Underwriting."

                                  THE COMPANY

The Company was incorporated in Delaware in January 1996. References in this Prospectus to "Somnus" and the "Company" refer to Somnus Medical Technologies, Inc., a Delaware corporation. The Company's principal executive offices are located at 285 N. Wolfe Road, Sunnyvale, California 94086, and its telephone number at that address is (408) 773-9121.

                                USE OF PROCEEDS

The net proceeds to the Company from the Offering, after deducting the under-writing discount and offering expenses payable by the Company, are estimated to be approximately $38.2 million ($44.1 million if the Underwriters' over-allotment option is exercised in full).

The Company anticipates that it will use approximately $10.0 million of the net proceeds for research and development, clinical trials and regulatory matters, approximately $5.0 million to develop the Company's sales and marketing capabilities, approximately $5.0 million to develop manufacturing expertise and to establish large-scale manufacturing capabilities and approximately $2.0 million to improve and expand its financial capabilities through the addition of qualified personnel, including programers, to enhance its financial reporting systems. The Company intends to use the balance of the net proceeds, approximately $16.2 million ($22.1 million if the Underwriters' over-allotment option is exercised in full), for other general corporate purposes, including for acquisitions or licenses of technologies or products that complement the business of the Company. As of the date of this Prospectus, the Company has no agreements, arrangements or understandings with any third parties for any such acquisitions or licenses. Pending such uses, the Company intends to invest the net proceeds of the Offering in interest bearing, investment grade financial instruments.

The foregoing represents the Company's best estimate of its allocation of the net proceeds of the Offering based upon the current state of its business oper-ations, its current plans and current economic and industry conditions and is subject to reallocation among the categories listed above or to new categories. The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the progress of the Company's clinical trials and actions relating to regulatory matters, and the costs and timing of expan-sion of sales, marketing and manufacturing activities, and hence the Company's management will retain broad discretion in the allocation of the net proceeds.

                                DIVIDEND POLICY

The Company has not declared or paid any cash dividends since its inception. The Company intends to retain any earnings to fund development of its business and does not intend to pay any cash dividends in the foreseeable future.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of September 30, 1997, (i) on an actual basis, (ii) on a pro forma basis, after giving effect to the Preferred Stock Conversion and the amendment of the Company's Restated Certificate of Incorporation to provide for authorized capital stock consisting of 50,000,000 shares of Common Stock and 5,000,000 shares of undesignated Preferred Stock, and (iii) on an as adjusted basis to give effect to the receipt by the Company of the estimated net proceeds from the sale of 4,000,000 shares of Common Stock offered hereby and after deducting the underwriting discount and estimated offering expenses payable by the
Company:

                                                --------------------------------
                                                   AS OF SEPTEMBER 30, 1997
                                                --------------------------------
                                                  ACTUAL  PRO FORMA  AS ADJUSTED
In thousands, except share data                 --------  ---------  -----------
                                                         (UNAUDITED)
Current obligations under lease line of
 credit........................................ $    501   $    501     $    501
                                                ========   ========     ========
Long-term obligations under lease line of
 credit........................................ $  2,147   $  2,147     $  2,147
                                                --------   --------     --------
Stockholders' equity:
  Preferred Stock, $0.001 par value; 6,196,000
   shares authorized, 5,998,446 shares issued
   and outstanding actual; 5,000,000 shares
   authorized; none issued and outstanding, pro
   forma and as adjusted.......................        6         --           --
  Common Stock, $0.001 par value; 20,000,000
   shares authorized, 2,817,768 shares issued
   and outstanding actual; 50,000,000 shares
   authorized; 8,816,214 shares issued and
   outstanding, pro forma; 12,816,214 shares
   issued and outstanding, as adjusted(1)......        3          9           13
Additional paid-in capital.....................   21,011     21,011       59,247
Deferred stock compensation....................   (3,895)    (3,895)      (3,895)
Accumulated deficit............................  (12,169)   (12,169)     (12,169)
                                                --------   --------     --------
    Total stockholders' equity.................    4,956      4,956       43,196
                                                --------   --------     --------
      Total capitalization..................... $  7,103   $  7,103     $ 45,343
                                                ========   ========     ========

-------
(1) Excludes as of September 30, 1997: (i) 2,507,754 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exer-cise price of $1.95 per share, (ii) 789,478 shares of Common Stock available for future issuance under the Company's stock plans and (iii) 62,500 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.80 per share. See "Management--Stock Plans," "De-scription of Capital Stock" and Note 8 of Notes to Consolidated Financial Statements.

                                    DILUTION

The pro forma net tangible book value of the Company as of September 30, 1997 was approximately $4,956,000 or $0.56 per share of Common Stock. Pro forma net tangible book value per share represents the Company's total tangible assets less total liabilities, divided by the pro forma number of outstanding shares of Common Stock (after giving effect to the Preferred Stock Conversion). Dilution per share represents the difference between the amount per share paid by investors in the Offering and the pro forma net tangible book value per share after the Offering. After giving effect to the sale of 4,000,000 shares in the Offering and after deducting the underwriting discount and estimated offering expenses, the pro forma net tangible book value of the Company as of September 30, 1997 would have been $43,196,000 or $3.37 per share. This represents an immediate increase in net tangible book value of $2.81 per share to existing stockholders and an immediate dilution in net tangible book value of $7.13 per share to new investors purchasing shares of Common Stock in the Offering. The following table illustrates this per share dilution:

                                                                   ------------
   Initial public offering price..................................       $10.50
   Pro forma net tangible book value before the Offering.......... $0.56
   Increase attributable to new investors.........................  2.81
                                                                   -----
   Pro forma net tangible book value after the Offering...........         3.37
                                                                         ------
   Dilution to new investors......................................       $ 7.13
                                                                         ======

The following table summarizes, on a pro forma basis as of September 30, 1997, the difference between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total con-sideration paid and the average price per share paid:

                              --------------------------------------------------
                               SHARES PURCHASED   TOTAL CONSIDERATION    AVERAGE
                              ------------------  -------------------      PRICE
                                  NUMBER PERCENT       AMOUNT PERCENT  PER SHARE
                              ---------- -------  ----------- -------  ---------
Existing stockholders........  8,816,214    68.8% $17,395,000    29.3%    $ 1.97
New investors................  4,000,000    31.2   42,000,000    70.7      10.50
                              ----------   -----  -----------   -----
  Total...................... 12,816,214   100.0% $59,395,000   100.0%
                              ==========   =====  ===========   =====

The foregoing computations assume no exercise of outstanding stock options or warrants. Such computations exclude as of September 30, 1997: (i) 2,507,754 shares of Common Stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.95 per share and (ii) 62,500 shares of Common Stock issuable upon exercise of outstanding warrants at a weighted average exercise price of $1.80 per share. To the extent outstanding options and warrants are exercised, there will be further dilution to new investors. See "Management--Stock Plans."

                      SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data set forth below for, and as of the end of, the period ended December 31, 1996 are derived from the consolidated financial statements of Somnus Medical Technologies, Inc. and its subsidiary, which financial statements have been audited by Ernst & Young LLP, independent auditors. These consolidated financial statements, and the report thereon, are included elsewhere in this Prospectus. The selected consolidated financial data set forth below as of September 30, 1997 and for the periods ended September 30, 1996 and 1997 were derived from unaudited consolidated financial statements of the Company, which are included elsewhere in this Prospectus, and include, in the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's financial position at that date and results of operations for those periods. The results for the nine months ended September 30, 1997 are not necessarily indicative of the results for any future period. The selected consolidated financial data set forth below is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                     ------------------------------------------
                                      PERIOD FROM    PERIOD FROM
                                        INCEPTION      INCEPTION
                                     (JANUARY 19,   (JANUARY 19,    NINE MONTHS
                                         1996) TO       1996) TO          ENDED
                                     DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                             1996           1996           1997
In thousands, except share data      ------------  -------------  -------------
                                                           (UNAUDITED)
CONSOLIDATED STATEMENTS OF
 OPERATIONS DATA:
Total revenues......................   $       --     $       --    $     1,100
Manufacturing start-up costs and
 costs of revenues..................          403            174          1,969
                                       ----------     ----------    -----------
Gross loss..........................         (403)          (174)          (869)
Operating expenses:
  Research and development..........        1,303            663          4,095
  Sales and marketing...............          237            170          1,515
  General and administrative........        1,252            730          2,824
                                       ----------     ----------    -----------
Total operating expenses............        2,792          1,563          8,434
                                       ----------     ----------    -----------
Loss from operations................       (3,195)        (1,737)        (9,303)
Other income, net...................           98             11            232
                                       ----------     ----------    -----------
Net loss............................   $   (3,097)    $   (1,726)   $    (9,071)
                                       ==========     ==========    ===========
Pro forma net loss per share(1).....   $    (0.34)    $    (0.20)   $     (0.90)
                                       ==========     ==========    ===========
Shares used in computing pro forma
 net loss per share(1)..............    9,067,368      8,731,908     10,073,748
                                       ==========     ==========    ===========

                         ---------------------------
                                AS OF          AS OF
                         DECEMBER 31,  SEPTEMBER 30,
                                 1996           1997
In thousands             ------------  -------------
                                         (UNAUDITED)
CONSOLIDATED BALANCE
 SHEET DATA:
Cash and cash
 equivalents............      $ 8,829       $  7,013
Working capital.........        7,982          4,741
Total assets............       10,031          9,883
Long-term obligations
 under lease line of
 credit.................          773          2,147
Accumulated deficit.....       (3,097)       (12,168)
Total stockholders'
 equity(2)..............        8,353          4,956

-------
(1) See Note 1 of Notes to Consolidated Financial Statements for information concerning the computation of pro forma net loss per share.
(2) No cash dividends have been declared with respect to the Company's Common or Preferred Stock.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

The following Management's Discussion and Analysis of Financial Condition and Results of Operations contains forward looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

OVERVIEW

Somnus designs, develops, manufactures and markets innovative medical devices that utilize its proprietary RF technology for the treatment of upper airway disorders. The Company's Somnoplasty System provides physicians with a suite of products designed to offer minimally-invasive, curative treatment alternatives for disorders of the upper airway, including snoring, OSA and enlarged turbinates.

The Company has a limited history of operations that, to date, has consisted primarily of research and development, product engineering, seeking clearance of its products from the FDA, initial development of a direct sales force in the United States and training Medtronic employees for distribution of the Somnoplasty System in the European Union, Australia, Southeast Asia and certain other areas. The Company commercially introduced the Somnoplasty System internationally, through Medtronic, beginning in June 1997. One month later, after receiving 510(k) clearance for the use of the Somnoplasty System to treat snoring, the Company began direct sales of the Somnoplasty System in the United States.

The Company has recently hired a Chief Financial Officer, a Corporate Controller, a Director of Medical Affairs and Corporate Counsel to strengthen the Company's management capability. In addition, the Company anticipates hiring additional financial accounting personnel to meet increasing demands of its business. The Company also plans to hire additional management and engineering personnel to support and develop manufacturing expertise and large scale manufacturing capacity expansion as required to support the anticipated growth of the Company. Additionally, the Company will invest in further production equipment, vertical integration and facility expansion to reduce manufacturing costs, reduce manufacturing cycle time and increase production capacity. These hires and capital expenditures will require operating capital on an ongoing basis. The Company will continue to expand its internal reporting and implement appropriate systems to properly manage its business.

This current and anticipated significant growth of the Company's personnel, sales and scope of operations may place considerable strain on the Company's management, financial, manufacturing and other capabilities, procedures and controls. There can be no assurance that any existing or additional capabilities, procedures or controls will be adequate to support the Company's operations or that its capabilities, procedures or controls will be designed, implemented or improved in a timely and cost-effective manner. Failure to implement, improve and expand such capabilities, procedures and controls in an efficient manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors-- Need to Manage Growth and Expand Financial Capabilities," "--Limited Manufacturing Experience; Dependence on Key Suppliers" and "Use of Proceeds."

The Company is in the initial stages of building a direct sales force to cover the United States and Canada. Presently the sales force consists of a Vice President, Worldwide Sales, three regional sales managers and six sales representatives. The Company anticipates significant short-term expenditures in the development of its direct sales infrastructure. In addition to its agreement with Medtronic, the Company will seek to enter into agreements for product distribution in Japan and other international markets.

As of September 30, 1997, the Company has incurred cumulative losses from inception of approximately $12.2 million. Moreover, the Company expects to incur significant additional operating losses over the next couple of years due to expanded research and development efforts, preclinical studies and clinical trials and the development of its manufacturing and sales and marketing capa-bilities. The Company's limited operating history makes accurate prediction of future operating results difficult or impossible.

Future revenues and results of operations may fluctuate significantly from quarter to quarter or year to year and will depend upon numerous factors, including the timing of regulatory clearances or approvals, the extent to which the Company's products gain market acceptance, the scale-up of manufacturing capabilities, the expansion of sales and marketing activities, competition, the timing and success of new product introductions by the Company or its competitors and the ability of the Company and its agents to market its products in the United States and internationally. Accordingly, interim period comparisons of the Company's operating results are not necessarily meaningful and should not be relied upon as indicators of likely future performance or annual operating results.

In the near term, a large portion of the Company's revenues is anticipated to come from international sales to Medtronic. The Company's business and financial results could be materially adversely affected in the event that Medtronic is unable to market the Somnoplasty System effectively, anticipate customer demand accurately or effectively manage international pricing and cost containment pressures in health care. The Company's operations and financial results could also be significantly affected by international factors, including oversight by numerous regulatory agencies, changes in foreign currency exchange rates and foreign economic and political conditions.

RESULTS OF OPERATIONS

Total revenues. The Company's revenues are currently derived from sales of its Somnoplasty System, consisting of the 215 RF Generator and SP 1000 and SP 2000 disposable devices, to private practices, hospitals, clinics and sleep centers. No revenues were recorded for the period from inception (January 19, 1996) to December 31, 1996 ("fiscal 1996"). For the nine months ended September 30, 1997, revenues, totaling $668,000, were attributable to sales to Medtronic and $432,000 to other customers principally in the United States. The Company expects that the sale of generators will constitute a significant percentage of the Company's total revenues in the near term as it builds an installed base of users.

Manufacturing start-up costs and costs of revenues. Manufacturing start-up costs and costs of revenues were $403,000 in fiscal 1996 and $174,000 and $2.0 million for the periods ended September 30, 1996 and 1997, respectively. Manu-facturing start-up costs and costs of revenues consists of raw materials, sub-assemblies and completed electronics, quality assurance and warranty costs. The cost of purchased materials and the costs of prototypes in the period ended September 30, 1997 were approximately $888,000 and $684,000, respectively, rep-resenting the principal increase between the comparison periods. The Company believes that manufacturing start-up costs and costs of revenues will increase in absolute dollars but may fluctuate as a percentage of revenues.

Research and development expenses. Research and development expenses were $1.3 million in fiscal 1996 and $663,000 and $4.1 million for the periods ended Sep-tember 30, 1996 and 1997, respectively. Research and development expenses are comprised of salaries, prototype development costs and clinical trial and regu-latory approval expenses. The increases between the comparison periods reflect the increased expenditures incurred in the development of the Somnoplasty Sys-tem, new development efforts for the generators and the disposable devices, initiation and expansion of clinical trials and expenses associated with regu-latory approvals in the United States, the European Union and Australia. Clin-ical trial costs in the period ended September 30, 1997, were approximately $1.1 million as compared to approximately $90,000 in the period ended September 30, 1996. Salaries of research and development personnel represented $124,000, $322,000 and $724,000 in fiscal 1996 and the periods ended September 30, 1996 and 1997, respectively. The 1997 expenses also include approximately $347,000 of non-cash stock compensation charges resulting from stock option grants.

Sales and marketing expenses. Sales and marketing expenses were $237,000 in fiscal 1996 and $170,000 and $1.5 million for the periods ended September 30, 1996 and 1997, respectively. Sales and marketing expenses consist of salaries, commissions, product training courses, advertising, promotional and sales events expenses. The increase between the comparison periods reflects the hiring of additional personnel, development of marketing literature and campaigns, an extensive public relations effort to promote the Somnoplasty System in conjunction with the product launch in June 1997 and additional market research into new product areas. The costs of public relations and advertising for the nine months ended September 30, 1997 were approximately $729,000. This accounted for the majority of the increase from 1996. The 1997 expenses also include $170,000 of non-cash stock compensation charges resulting from stock option grants.

General and administrative expenses. General and administrative expenses were $1.3 million for fiscal 1996 and $730,000 and $2.8 million for the periods ended September 30, 1996 and 1997, respectively. General and administrative expenses include executive salaries, professional fees, facilities overhead, accounting and human resources and general office administration expenses such as rent and facility costs. General and administrative costs for the nine months ended September 30, 1997 included legal and accounting costs of approxi-mately $420,000 and professional recruitment costs and other consultant fees of $583,000. The 1997 expenses also include $162,000 of non-cash stock compensa-tion charges resulting from non-cash stock option grants.

Other income, net. Other income, net was $98,000 in fiscal 1996 and $11,000 and $232,000 for the periods ended September 30, 1996 and 1997, respectively. The increases were attributable to interest income earned by the Company on its outstanding balance of cash and cash equivalents, invested from the proceeds of the issuance of Preferred Stock, net of interest expense on the Company's lease line of credit obligations.

Net loss. The net loss was $3.1 million for fiscal 1996 and $1.7 million and $9.1 million for the periods ended September 30, 1996 and 1997, respectively. The Company expects that its operating losses will continue for at least the next couple of years, as the Company continues to invest substantial resources in product development, manufacturing and sales and marketing.

INCOME TAXES

As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $3.0 million and $1.6 million, respectively. The net operating loss carryforwards will expire in 2004, if not utilized. Utilization of the net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended (the "Code"), and similar state provisions. The annual limitation may result in the expiration of the net operating loss carryforwards before becoming available to reduce the Company's federal income tax liabilities. As of December 31, 1996, the Company had deferred tax assets of approximately $1.2 million, which have been fully offset by a valuation allowance. Deferred tax assets relate primarily to the net operating loss carryforwards.

LIQUIDITY AND CAPITAL RESOURCES

Since inception through September 30, 1997, the Company has financed its operations primarily through the private placement of equity securities, bank loans, lease lines of credit and stockholder loans. From inception, the Company has raised approximately $16.4 million in net proceeds from private equity financings.

Cash and cash equivalents at December 31, 1996 were $8.8 million compared to $7.0 million at September 30, 1997. The decrease was due to net cash used by operations in the period, which was partially offset by the proceeds raised from the Company's issuance of Preferred Stock in April 1997.

Net cash used in operating activities was approximately $2.3 million for fiscal 1996 and $1.3 million and $7.2 million for the periods ended September 30, 1996 and 1997, respectively. Net cash used in operating activities is less than the Company's net loss for these comparison periods primarily due to noncash charges associated with the amortization of deferred compensation and the depreciation of property and equipment. Net cash used in investing activities was approximately $1.3 million for fiscal 1996 and $808,000 and $1.2 million for the periods ended September 30, 1996 and 1997, respectively, and was attributable to capital expenditures during these periods. Net cash provided by financing activities was approximately $12.4 million for fiscal 1996 and $11.1 million and $6.7 million for the periods ended September 30, 1996 and 1997, respectively, attributable primarily to the sale of equity securities in pri-vate placement transactions and drawings under the lease line of credit.

The Company has recorded deferred stock compensation expense for the difference between the exercise price and the deemed fair value for financial statement presentation purposes of the Company's Common Stock, as determined by the Board of Directors, for certain options granted during 1996 and 1997. The total recorded deferred stock compensation through September 30, 1997 is $4.6 mil-lion. The Company amortized deferred compensation expenses of approximately $22,000 for fiscal 1996 and $679,000 for the nine months ended September 30, 1997. The remainder of the deferred stock compensation will be amortized over the corresponding vesting period of each respective option, which is generally four years.

At September 30, 1997, the Company's principal sources of liquidity consisted of $7.0 million in cash and cash equivalents and remaining unused borrowings of $284,000 under an equipment lease line of credit. There were no other material unused sources of liquid assets at September 30, 1997. The lease line agreement contains certain financial covenants including maximum quarterly net losses, minimum ratios for liquidity and debt to tangible net worth and a minimum tan-gible net worth requirement. In the quarter ended September 30, 1997, the Com-pany exceeded the maximum permitted under the net loss covenant, but has subse-quently received a written waiver of the quarterly loss limitation for that period from the lender and is currently renegotiating the terms of the finan-cial covenant affecting maximum net losses on a prospective basis. Although there can be no assurance that the Company will not be in violation of covenant terms in the future, based upon the anticipated re-negotiated terms, the Com-pany currently expects to be in compliance with the covenant terms for at least the next 12 months. The borrowings bear interest at a weighted average rate of approximately 10% as of September 30, 1997 and are secured by substantially all of the assets of the Company.

The Company currently anticipates that its capital expenditure requirements will be approximately $250,000 for the remainder of fiscal 1997 and $2.0 mil-lion for fiscal 1998. These requirements relate primarily to the acquisition of computer hardware and software and for additional leasehold improvements to handle the anticipated headcount additions. A portion of these capital expendi-tures may be funded by amounts currently available under the Company's lease line.

The Company anticipates that its existing resources, including the net proceeds of the Offering, will enable the Company to maintain its current and planned operations through at least fiscal 1999. However, there can be no assurance that the Company will not require additional funding prior to such time. The Company's future capital requirements will depend on many factors, including the ability of the Company to establish and maintain strategic and distributor relationships, the time and cost in obtaining regulatory approvals, competing technological and market developments, the cost of manufacturing and other fac-tors. There can be no assurance that additional financing to meet the Company's funding requirements will be available as needed. If additional funds are raised by issuing equity securities, substantial dilution to existing stock-holders may result. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its research or development programs or to relinquish rights to products at an earlier stage of development or on less favorable terms than the Company would otherwise seek to obtain. The failure of the Company to raise capital when needed would have a material adverse effect on the Company's business, financial condition and results of operations.

                                    BUSINESS

COMPANY OVERVIEW

Somnus designs, develops, manufactures and markets innovative medical devices that utilize its proprietary RF technology for the treatment of upper airway disorders. The Company's Somnoplasty System provides physicians with a suite of products designed to offer minimally-invasive, curative treatment alternatives for disorders of the upper airway, including snoring, OSA and enlarged turbinates. The Somnoplasty System shrinks tissue in the upper airway by utilizing automated RF generators and a suite of disposable, single-use, needle electrode devices which deliver controlled thermal energy to obstructed areas, while protecting the delicate mucosal lining of the tissue. The Company received 510(k) clearance in July 1997 for the use of the Somnoplasty System in the treatment of snoring and officially launched the marketing of the Somnoplasty System at the American Academy of Otolaryngology-Head and Neck Surgery Foundation, Inc. conference in September 1997. The Company has also received the CE Mark for use of the Somnoplasty System in the treatment of upper airway disorders. In September 1997, the Company submitted a premarket notification seeking 510(k) clearance for the treatment of enlarged turbinates associated with chronic rhinitis. The Company believes that the clinical and patient benefits of the Somnoplasty System include its effectiveness, quick procedure time, outpatient setting, use of local anesthesia and low post-procedural pain. These benefits represent a significant advancement to physicians and patients over existing treatment options, which, depending upon the disorder, are highly-invasive, non-curative and/or expensive. To date, the Somnoplasty procedure has been performed for the treatment of snoring on over 125 patients in clinical centers in the United States and internationally.

The Company is developing a direct sales force to market its products in the United States and Canada. The Company intends to market the Somnoplasty System primarily to ear, nose and throat physicians, oral and maxillofacial surgeons, pulmonologists, sleep medicine specialists and other physicians who treat upper airway disorders. There are approximately 9,000 ear, nose and throat physicians, 5,000 oral and maxillofacial surgeons, 5,200 pulmonologists and, the Company believes, 3,100 sleep disorder medical centers in the United States. As of October 31, 1997 the Company has shipped 29 Model 215 RF Generators in the United States, including 15 in the month of October. In April 1997, the Company entered into a three-year distribution arrangement with Medtronic for the exclusive distribution of the Somnoplasty System in the European Union, Australia, Southeast Asia and certain other areas. The Company will seek to enter into additional agreements for product distribution in Japan and other international markets. The Company also intends to establish a marketing program directed at consumers to further establish awareness of the Somnoplasty procedure. As of October 31, 1997, the Company has shipped 36 Model 215 RF Generators to Medtronic, including seven in the month of October.

Currently, Somnus has commercially available or in development three models of RF generators and five disposable devices designed to treat a variety of upper airway disorders. In the United States, the Company currently has four issued patents, nine allowed patents and an additional 33 pending patent applications. The Company also has two issued foreign patents and 17 pending foreign patent applications.

BUSINESS STRATEGY

The Company's strategy is to establish the Somnoplasty System, which utilizes its proprietary RF technology, as the standard of care for the treatment of a variety of upper airway disorders.The following are key elements of the Company's strategy:

Provide Minimally-Invasive, Curative Treatments for Upper Airway Disorders. The Somnoplasty System provides physicians with a suite of products designed to offer minimally-invasive, curative treatment alternatives for a number of upper airway disorders. The Company believes that the clinical and patient benefits of the Somnoplasty System include its effectiveness, quick procedure time, out-patient setting, use of local anesthesia and low post-procedural pain. These benefits represent a significant advancement to physicians and patients over existing treatment options, which, depending upon the disorder, are highly-invasive, non-curative and/or expensive.

Pursue Additional Indications for the Somnoplasty System. Somnus received 510(k) clearance in July 1997 for the use of the Somnoplasty System for reduc-tion of soft tissue, including the uvula and soft palate, for the treatment of snoring. The Company received the CE Mark for treatment of upper airway disor-ders in June 1997. In September 1997, the Company submitted a premarket notifi-cation seeking 510(k) clearance for the treatment of enlarged turbinates asso-ciated with chronic rhinitis, and the Company intends to seek 510(k) clearance of the Somnoplasty System for other new indications, including the treatment of OSA associated with blockage caused by the tongue and the treatment of other upper airway obstructions, some of which are associated with OSA. The Company has recently begun clinical trials for use of the Somnoplasty System in the treatment of blockage caused by the tongue.

Create Global Distribution through Direct Sales Force and Collaborative Relationships. Somnus intends to create a direct sales and distribution capa-bility in the United States, initially targeting the estimated 9,000 ear, nose and throat physicians and 5,000 oral and maxillofacial surgeons. In markets outside the United States, the Company initially intends to establish relation-ships with leading medical device distributors that can provide the Company with access to an established network for the marketing and distribution of the Somnoplasty System. As part of this strategy, Somnus has an agreement with Medtronic to distribute its products in the European Union, Southeast Asia, Australia and certain other areas and will seek to enter into additional agree-ments for product distribution in Japan and other international markets.

Acquire and License Complementary Technologies and Products. Somnus intends to pursue the acquisition and license of technologies and products in an effort to complement its core business and technological platform. The Company believes acquisitions may allow it to broaden its product line, leverage its distribu-tion network and help accelerate the market acceptance and penetration of the Somnoplasty System.

UPPER AIRWAY DISORDERS

The upper airway comprises the passages in the back of the mouth, the nose and the throat and allows breathing, swallowing and speech vocalization. The breathing function requires the upper airway tissue and musculature to be stiff enough to prevent collapse during respiration, while swallowing and speech require compliance and flexibility. The upper airway is susceptible to a variety of ailments, including tissue obstructions. A common cause of obstruction found in the upper airway is excess tissue in one or more locations, including the uvula (the small conical fleshy tissue hanging from the center of the soft palate), soft palate, base of the tongue, turbinates (soft tissue in the nasal cavity) and tonsils. Obstructed breathing impedes the normal flow of air to the respiratory system.

Certain upper airway disorders, such as snoring and OSA, are present only during sleep, when normal neurologic stimulation and upper airway muscle tone are diminished. Such upper airway disorders are classified as sleep disorders and can have an adverse impact on a person's everyday life. The consequences of sleep disorders and sleep deprivation include reduced productivity, decreased quality of life and increased risk of serious illness. Other disorders, such as nasal congestion due to enlarged turbinates (for instance, as a consequence of allergies, such as hay fever) or enlarged tonsils, are independent of the wake/sleep cycle and affect people throughout the day as well as during sleep.

Snoring

Snoring occurs when throat muscles relax during sleep and tissues in the back of the mouth and in the throat, unsupported by nearby bone structure, collapse and partially block the upper airway. This partial obstruction causes the sleeping person to inhale more deeply, creating a vacuum in the collapsible part of the airway and pulling floppy tissue into the airway. Snoring is the sound of these structures vibrating during breathing.

Habitual snorers are individuals who snore almost every night at a noise level that would be considered disturbing to others in the same room. The Company estimates that there are more than 40 million habitual snorers in the United States. Factors contributing to habitual snoring include male gender, obesity, alcohol consumption, use of tranquilizers or muscle relaxants and smoking. Research has shown that the frequent arousals from sleep caused by snoring may affect a person's health and productivity during the day. The disruption of normal sleep can lead to excessive daytime sleepiness, fatigue and loss of memory and concentration in both the individual suffering from snoring and in his or her companion. Moreover, snoring is often associated with, and may be a precursor to, OSA.

Obstructive Sleep Apnea

OSA occurs when tissues in the back of the mouth and in the throat completely block the upper airway, resulting in an inability to breathe. The brain, sensing that the body is suffocating from a lack of oxygen, arouses the person to a light sleep, causing the throat muscles to contract, thus allowing a small passage of air and producing a gasping sound. The person falls back into deeper sleep until the muscles relax again, blocking the upper airway and repeating the cycle of arousal.

The cycle of complete or partial upper airway closure with subconscious arousal to lighter levels of sleep can be repeated as many as several hundred times during six to eight hours of sleep. Sufferers of OSA typically experience ten or more such cycles per hour and experience two or more clinical symptoms of OSA, such as excessive daytime sleepiness, reduced cognitive function (in-cluding memory loss and lack of concentration) and irritability. Several reports indicate that the oxygen desaturation, increased heart rate and ele-vated blood pressure caused by OSA may be associated with increased risk of cardiovascular morbidity and mortality due to angina, stroke and heart attack.

According to a 1993 report to Congress, the National Commission on Sleep Disorders Research estimated that approximately 20 million people in the United States were afflicted with OSA, of whom an estimated 6.4 million experienced the disorder at a moderate to severe level. The Company believes that only a small percentage of those persons afflicted by OSA are aware that they suffer from this condition and that it is the cause of their fatigue or other symptoms of OSA.

Enlarged Turbinates

Chronic obstruction of the nasal cavity can impact a person's health and quality of life. Chronic nasal obstructions are most frequently caused by enlarged turbinates. Turbinates can become chronically enlarged as a reaction to diseases, such as chronic and drug-induced rhinitis, and allergy-causing substances. Enlarged turbinates can partially obstruct or completely block the nasal passages, resulting in an inefficient or non-existent nasal function. During the day, enlarged turbinates can cause breathing through the nose to be difficult and uncomfortable, and at night can contribute to snoring and OSA.

CURRENT TREATMENTS FOR UPPER AIRWAY DISORDERS

Currently, no standard modality dominates the treatment of upper airway disorders. Traditional treatment methods for upper airway disorders range from behavioral changes to highly invasive surgery. More recently, treatments such as Continuous Positive Airway Pressure and laser surgery have emerged for OSA and snoring, respectively. Current treatments often result in lengthy recovery periods, significant patient discomfort, poor compliance by the user and/or high medical expenses.

Treatment of Snoring

There are both nonsurgical and surgical methods for treating snoring. Nonsurgical devices and appliances used to treat snoring include nasal dila-tors, such as adhesive nasal tapes which widen the nostrils to create a larger passage and improve airflow, and oral appliances, which adjust the position of a patient's jaw or tongue during sleep to prevent collapse of the upper airway.

Surgical treatment for snoring is available today with LAUP. Published studies indicate a success rate for this procedure in the treatment of snoring of 75% and greater. LAUP is the surgical resection of the uvula and soft palate through the use of a surgical laser that operates at temperatures in excess of 700(degrees)C (1,292(degrees)F). A LAUP procedure does not require an overnight stay in the hospital; however, it does present a risk of significant swelling, scarring and post-operative pain, requiring a short period of close monitoring.

Third-party reimbursement is not available for the treatment of snoring. Snoring sufferers most often seek treatment for quality of life rather than medical reasons. Despite the lack of reimbursement and the significant post-operative discomfort associated with LAUP procedures, the Company estimates that in 1996 there were an estimated 45,000 to 50,000 LAUP procedures performed in the United States. The Company believes that the average cost of a laser required to perform a LAUP procedure is in excess of $60,000. LAUP, which typi-cally requires two procedures to be effective, is typically charged at $1,200 to $2,000 for a full course of treatment.

Treatment of OSA

The most common treatment for OSA is CPAP. In CPAP, the sleeping patient wears a mask over the nose, and sometimes the mouth, while pressure from a compressor forces air through the upper airway to keep excess tissues from collapsing and obstructing the airway. CPAP machines range from compressors which deliver an unchanging, steady flow of air, to compressors which adjust pressure during inspiration and expiration and even more sophisticated systems. Third-party reimbursement is generally available for CPAP.

While CPAP is successful in addressing the symptoms of OSA, its use has a number of disadvantages, including facial skin irritation, abdominal bloating, mask leaks, sore eyes and headaches. Additionally, CPAP is not a cure for OSA and, therefore, must be used on a nightly basis for life. The discomfort of the mask, the inconvenience of use and the unsightly nature of the application cause many patients to stop using CPAP machines. The ASDA estimated CPAP com-pliance at only 46% in 1993. The cost for a basic CPAP machine is approximately $500. Additional CPAP costs include costs for certain disposable components and titration studies. Despite the discomfort to patients, an industry source esti-mates that the market for CPAP machines will be approximately $140 million in 1997, representing an approximate 25% increase over the prior year.

For patients with severe OSA, surgical treatments exist such as UPPP, the sur-gical resection of the uvula, part of the soft palate, tonsils and excess tissue in the throat; maxillofacial surgery, a highly invasive procedure requiring the resection of the tongue or reconstruction of the jaw bones; and tracheostomies, surgical openings through the neck which bypass the obstruc-tion.

UPPP and the other surgical alternatives have been successful in treating OSA in certain patients. However, possibly due to the fact that UPPP does not address obstructions at the base of tongue or in the turbinates, it has proven effective in only about half the patients treated. The most significant draw-backs of UPPP, maxillofacial surgery and tracheostomies are that they are highly-invasive, involve significant post-operative morbidity, including a painful and lengthy recovery, and are expensive. The estimated cost of the existing surgical procedures for OSA range from $6,000 for UPPP to $40,000 or more for maxillofacial reconstruction.

Treatment of Enlarged Turbinates

Enlarged turbinates are associated with a variety of forms of rhinitis, and optimal treatment varies accordingly. The first line of treatment typically involves the use of a variety of drugs. While antihistamines, corticosteroids and sympathomimetic drugs are often effective for acute presentations of enlarged turbinates, this method of treatment suffers from side-effects on other physiologic functions such as decreased effectiveness over time, rebound congestion and even drug-induced rhinitis.

Various surgical techniques exist to treat enlarged turbinates, with different instrumentation and degrees of invasiveness. Scalpels and electrocautery and laser devices are the more common instruments. Resection can be limited to the soft tissue of the turbinate or extend to part of the underlying bone structure. These procedures are generally effective, but lead to significant discomfort in the form of occasional post-operative bleeding and frequent crusting. This requires time consuming post-operative management of the patient on the part of the physician. In 1995, there were an estimated 129,000 turbinate resection procedures in the United States, nearly all of which were performed in an outpatient setting. Surgical treatment of the turbinates is generally reimbursed by Third-Party Payors. Median physician charges for this procedure averaged $856 in 1995.

THE SOMNUS SOLUTION: SOMNOPLASTY

Somnus' proprietary Somnoplasty System is designed to use RF energy to provide a minimally-invasive, curative and relatively painless treatment of upper airway disorders. The Somnoplasty System includes an automated RF generator with temperature monitoring and a suite of proprietary, single-use, disposable needle electrode devices which deliver controlled thermal energy into the uvula, soft palate, tongue and turbinates to reduce tissue volume and stiffen overly-compliant soft tissue. The Somnoplasty System allows physicians to per-form a safe, minimally-invasive surgical procedure in less than 30 minutes in an outpatient setting. The use of RF energy to reduce tissue volume treats the causes of upper airway disorders enlarging the airway passages and eliminates the need for treatments such as CPAP, thereby obviating patient compliance issues. The Somnoplasty System received 510(k) clearance in July 1997 for the reduction of tissue, including the uvula and soft palate, for the treatment of snoring. In June 1997, the Company received the CE Mark for use of the Somnoplasty System for tissue reduction in the upper airway.

The procedure creates finely controlled coagulative lesions at precise loca-tions underneath the mucosal layer of tissue in the upper airway. An insulating sleeve at the base of the needle electrode protects the mucosa from thermal damage which prevents tissue sloughing, mucosal scarring, swelling, bleeding and excessive post-operative pain. Thermocouples in the insulation and at the tip of the needle electrode assist in the accurate monitoring of tissue temper-ature, which reaches only approximately 85(degrees)C (185(degrees)F), ensuring optimal ablation and protecting the mucosa. The lesions created by the proce-dure are naturally resorbed in approximately three to six weeks, reducing excess tissue volume.

The Company believes that the primary advantages of the Somnoplasty System include:

Minimal Discomfort and Reduced Recovery Time. The use of RF energy causes significantly less swelling and post procedural pain than traditional and laser-assisted surgery. Patients who undergo the Somnoplasty procedure typically require only over-the-counter pain medication to treat the post-operative pain and typically can return to work and resume their normal activities the same day.

Clinical Effectiveness. Unlike treatments such as CPAP for OSA and over-the-counter remedies for snoring, the Somnoplasty System is designed to be a cura-tive treatment directly addressing the obstructive tissues in the upper airway. The Company believes the treatment outcomes from the Somnoplasty System will be equivalent to traditional surgical procedures without the deleterious side effects of standard and laser-assisted operations.

Rapid Procedure Time. The Somnoplasty System, including patient preparation and administration of local anesthesia, takes less than 30 minutes, with typi-cally less than five minutes necessary for the RF ablation itself. Treatment requires, on average, one to three visits to a trained physician and can be performed in an outpatient setting using local anesthesia.

Ease of Use. The Somnoplasty System is designed to be easy for physicians to use, thereby minimizing physician training requirements. The Somnoplasty proce-dure is less complicated than many minor surgical procedures performed by den-tists in their offices.

PRODUCT DESCRIPTION

The Company has developed devices for treatment of the soft palate and uvula, the turbinates, the tongue and the tonsils.

                            SOMNOPLASTY PRODUCT LINE

-----------------------------------------------------------------------------------------------------
PRODUCT NAME         DESCRIPTION                              STATUS
-------------------  ---------------------------------------  ---------------------------------------
Disposable Devices:
SP 1000              Single needle deployable electrode       Commercially available; 510(k)
                     designed for the soft palate and uvula   clearance and CE Mark approval
SP 2000              Dual needle deployable electrode         Commercially available; 510(k)
                     designed for the soft palate and uvula   clearance and CE Mark approval
SP 1100              Single needle electrode designed for     In development; filed 510(k) submission
                     the turbinates                           for turbinate indication in September
                                                              1997; CE Mark approval
SP 3000              Multiple needle deployable electrode     In clinical trials; anticipated 510(k)
                     designed for the tongue                  submission in 1998; CE Mark approval
SP 1900              Single needle electrode designed for     In development; clinical trials
                     the tonsils                              expected to commence in 1998
Generators:
215 RF               Dual channel generator                   Commercially available; 510(k)
                                                              clearance and CE Mark approval
615 RF               Two, four or six channel generator with  510(k) clearance; commercial
                     data collection                          availability expected in the first half
                                                              of 1998
115 RF               Single channel generator                 In development

Disposable Devices

SP 1000. The SP 1000 is a single needle deployable electrode device designed for the delivery of controlled RF energy into tissue in the soft palate and uvula. The device delivers the RF energy through a coagulating needle electrode which can be positioned using direct vision. The angle of deployment may be adjusted prior to the procedure, allowing the physician to adapt the instrument to individual patient requirements. The SP 1000 is commercially available and the United States list price is $425.

SP 2000. The SP 2000 is a dual needle deployable electrode device for use in the soft palate and uvula. By using two needles simultaneously, the physician creates a wider lesion, reducing the amount of time required to reach the appropriate level of energy. Like the SP 1000, the SP 2000 may be adjusted to deploy both needles at different angles to accommodate individual anatomies. The electrodes may be placed using direct vision or a light source. The SP 2000 is commercially available and the United States list price is $500.

SP 1100. The SP 1100 is a single needle electrode device designed for use in enlarged turbinates. It delivers the RF energy through a coagulating single needle electrode which can be positioned using direct vision. The angle of deployment is fixed.

SP 3000. The SP 3000 is a multiple needle deployable electrode device designed for the application of controlled thermal energy for patients suffering from base of tongue airway obstruction. The SP 3000 delivers the RF energy through one, two or three coagulating needle electrodes which are positioned using direct vision.

SP 1900. The SP 1900 is a single needle electrode device designed for use in enlarged tonsils.

Generators

The Company's RF generators are intended to be used for the treatment of tissue obstructions in the upper airway by allowing the physician to efficiently con-trol and monitor the delivery of energy needed for the RF ablation of tissue. In automatic mode, the physician determines the maximum amount of power to deliver, the length of time for the ablation and the target temperature to maintain at the center of the lesion or, in the 615 and 115 RF Generators, the total energy applied. The user interface of each generator is designed to require minimal interaction, allowing the surgeon to focus on the patient. Each generator contains proprietary software that modulates the delivery of power based on information transmitted from the disposable needle electrode devices.

215 RF Generator. The 215 RF Generator is designed for use with the SP 1000, SP 1100, SP 2000 and SP 1900 needle electrode devices. The real-time display allows the physician to monitor delivered power, energy and temperatures in up to two independent channels for as many as six thermocouples. The Company has obtained 510(k) clearance and the CE Mark for the 215 RF Generator for use with all of the Company's single and dual needle electrode devices. The 215 RF Gen-erator is commercially available and the United States list price is $25,000.

615 RF Generator. The 615 RF Generator is being designed to be compatible with all of the Company's needle electrode devices while being incompatible with needle electrode devices supplied by other companies. A high-quality color screen displays delivered power, energy and temperatures in up to six indepen-dent channels for up to sixteen thermocouples. An integral disk drive captures procedure data and is also used for software upgrades as new products are introduced. The Company has obtained 510(k) clearance for the 615 RF Generator for use with all of the Company's needle electrode devices.

115 RF Generator. The 115 RF Generator is being developed for use with the SP 1000, SP 1100 and SP 1900 needle electrode devices. An LCD display will show real-time display of all relevant settings. Like the 615 RF Generator, the 115 RF Generator is being designed to be compatible with only those needle elec-trode devices supplied by the Company.

CLINICAL AND REGULATORY STATUS

United States. In July 1997, the Company received 510(k) clearance for use of the Somnoplasty System for coagulation of soft tissue, including the uvula and soft palate, which may reduce the severity of snoring in some individuals. The 510(k) clearance was based on the results of a 24 patient, single-center clin-ical trial completed in June 1997. The data from this trial indicated that patients may require anywhere from one to six treatments to significantly reduce snoring. While the Company anticipates that most patients will only require one to three treatments, factors such as the severity of the patient's upper airway obstruction or improper use of the Somnoplasty System by the treating physician could require more treatments. To date, over 125 patients have been treated with the Somnoplasty System for this indication in clinical centers in the United States and internationally.

The Company is conducting a trial for use of the Somnoplasty System in the reduction of enlarged turbinates typically associated with chronic rhinitis. In September 1997, the Company submitted a 510(k) premarket notification with the FDA for turbinates, based on the results of 38 patients from the first two cen-ters involved in this clinical trial.

In addition, the Company plans to conduct a three-center trial with a total of 45 patients for use of the Somnoplasty System in the treatment of OSA associ-ated with an airway obstruction at the base of the tongue. A safety trial with five patients was successfully completed in July 1997. The Company expects to submit a 510(k) premarket notification with the FDA for this indication in 1998.

Following the clinical evaluation of the turbinate and tongue indications men-tioned above, the Company intends to pursue FDA clearance for the treatment of additional upper airway obstructions, some of which may strengthen the claim for the treatment of OSA. The Company expects its 510(k) submissions for these supplemental indications will require additional clinical trials.

The Company has obtained 510(k) clearance from the FDA for the use of the SP 1000 and SP 2000 disposable electrodes for the reduction of severity of snoring in some individuals. The 215 and 615 RF Generators and SP 3000 disposable elec-trode have received 510(k) clearance for a general claim of tissue coagulation. Other clearances are being pursued for various product enhancements. All Somnus products cleared are Class II products.

International. In June 1997, the Company received authorization from the Euro-pean Union (through a duly appointed Notified Body) to affix the CE Mark to its commercially available products for treatment of upper airway obstructions. The Company has been certified under the ISO 9001 QS Reg. by TUV Essen, a German Notified Body. The Company has also received a TGA listing for Australia.

RESEARCH AND DEVELOPMENT

Somnus believes that it has a strong base of proprietary design, engineering, manufacturing and prototype development capabilities. The Company has particular expertise in the core research and development areas relevant to the production of new disposable needle electrode devices for use in conjunction with its current RF generators. Primarily through internal research and development efforts, the Company plans to continue to develop new proprietary products, often in collaboration with leading surgeons and sleep medicine professionals, that allow surgeons to perform their current or future procedures in a less-traumatic manner with more precision, less surgical time and greater simplicity. Specifically, the Company is developing new disposable devices which are intended to address additional upper airway obstructions such as enlarged tonsils and bronchial growths. The Company believes that its experience in designing, developing and manufacturing its current suite of disposable needle electrode devices gives it a competitive advantage in implementing this strategy. The Company also from time to time may evaluate acquisitions and licensing of third-party technology and products to further expand and enhance its product line.

The Company's research and development expenditures for the period from inception to December 31, 1996 and for the nine months ended September 30, 1997 were approximately $1,303,000 and $4,095,000, respectively. As of September 30, 1997, the Company's research and development staff consisted of 14 persons. The Company performs its research and development activities at its offices in Sunnyvale, California. No assurance can be given that the Company will be able to complete the development of or successfully introduce any or all of its devices under development or contemplated for future development on a timely basis, if at all.

SALES, MARKETING AND DISTRIBUTION

In the United States, the Company is building a direct sales force to target ear, nose and throat surgeons, oral and maxillofacial surgeons, sleep centers and other physicians who treat sleep disorders. To date the Company has hired three regional sales managers with medical device sales experience and six sales representatives to implement its direct sales strategy in the United States. The Company intends to add approximately 30 additional sales represent-atives by the end of 1998.

The primary customers in the United States for the Somnoplasty System are expected to be the approximately 9,000 ear, nose and throat physicians and the approximately 5,000 oral and maxillofacial surgeons. The Company also intends to market to the approximately 5,200 pulmonologists, as well as sleep medicine specialists. Certain products, such as the SP 1100 for the treatment of the enlarged turbinates, are expected to appeal to a larger target market, including allergists and primary care physicians. An important additional target for the Company's sales efforts will be the approximately 3,100 sleep centers which the Company believes exist in the United States. These sleep cen-ters are multi-specialty practices dedicated to sleep disorders, include spe-cialists such as ear, nose and throat and oral and maxillofacial surgeons, pulmonologists and psychiatrists and are typically chaired by physicians who are board certified in sleep medicine. The centers include facilities for over-night monitoring and have access to sophisticated diagnostic equipment to determine the type and characteristics of sleep apnea. To date, over 350 of these centers have been accredited by the ASDA. Sleep centers are important not only as potential customers, but also for their role in referring diagnosed patients for treatment.

For physicians not served by the Company's direct sales organization, such as allergists and primary care physicians treating the enlarged turbinates in patients suffering from chronic allergies, the Company will consider other dis-tribution channels, such as partnerships with established medical device compa-nies.

The Company intends to initially assign, on an exclusive basis, international distribution rights for therapeutic products to distributors. In April 1997, the Company entered into a three-year distribution agreement with Medtronic for the European Union, Australia, Southeast Asia and certain other areas. Medtronic commenced distribution of the Company's products in June 1997 when the Company was awarded the CE Mark, the principal regulatory requirement for medical device sales in Europe. As of October 31, 1997, the Company has shipped 36 Model 215 RF Generators to Medtronic, including seven in the month of Octo-ber.

The Company's marketing and education efforts are currently focused on early adopters with emphasis on leading surgeons and sleep centers. As its products mature, the Company's marketing and education will focus increasingly on the mainstream medical market and, ultimately, on consumers so as to create patient demand for the Somnoplasty procedure.

MANUFACTURING

The Company currently manufactures its devices in limited quantities for its United States, European and Australian sales and clinical trials. Each device is assembled and tested by the Company prior to sterilization. The manufac-turing process consists primarily of assembly of internally manufactured and purchased components and subassemblies, and certain processes are performed in a clean room environment. The Company has no experience manufacturing its prod-ucts in the volumes or with the yields that will be necessary for the Company to achieve significant commercial sales, and there can be no assurance that the Company can establish high-volume manufacturing capacity or, if established, that the Company will be able to manufacture its products in high volumes with commercially acceptable yields. The Company intends to use a portion of the proceeds from the Offering to develop manufacturing expertise and to establish large-scale manufacturing capabilities.

Raw materials, components and subassemblies are purchased from various qualified suppliers and are subject to stringent quality specifications and inspections. The Company conducts quality audits of its key suppliers, several of whom are experienced in the supply of components to manufacturers of medical devices. None of the Company's suppliers of components for its disposable devices is contractually obligated to continue to supply the Company nor is the Company contractually obligated to purchase such devices from a particular supplier. For certain of these components and subassemblies, there are relatively few alternative sources of supply, and establishing additional or replacement suppliers for such components and subassemblies could not be accomplished quickly.

The Company has designed its 215 RF Generator in concert with a single-source supplier, Apical Instruments, a developer of RF medical devices. The generator is purchased as a finished assembly from Apical. The Company is in the process of developing the 615 RF Generator which will be assembled at the Company's facility, with Apical Instruments acting as a supplier for the RF subassembly. The 115 RF Generator currently in development will be manufactured entirely by the Company. The Company has not experienced any significant adverse effects resulting from shortages of components. Delays associated with any future part shortages, particularly as the Company scales up its manufacturing activities in support of international distributor orders and commercial introduction in the United States, would have a material adverse effect on its business, finan-cial condition and results of operations.

The Company's manufacturing facilities are subject to periodic inspection by regulatory authorities, and its operations must undergo compliance inspections conducted by the FDA and corresponding state agencies.

DEPENDENCE UPON PATENTS AND PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

In the United States, the Company has four issued patents, nine allowed patents and an additional 33 pending patent applications. The Company also has two issued foreign patents and 17 pending foreign patent applications. These pat-ents and patent applications relate to the Company's RF devices and methods for reduction of tissue in the uvula, soft palate, tongue and tonsils, and design of its generators and disposable devices. In addition, the Company may also selectively license patents owned by others which it believes will complement the technology and increase the value and strength of its intellectual property portfolio, although it has not done so to date. The Company's strategy has been to actively pursue patent protection in the United States and foreign jurisdic-tions for all upper airway disorders that can benefit from use of the Somnoplasty System.

The patent and trade secret positions of medical device companies, including those of the Company, are uncertain and involve complex and evolving legal and factual questions. The coverage sought in a patent application either can be denied or significantly reduced before or after the patent is issued. Consequently, there can be no assurance that any patents from pending applications or from any future patent application will be issued, that the scope of the patent protection will exclude competitors or provide competitive advantages to the Company, that any of the Company's patents will be held valid if subsequently challenged or that others will not claim rights in or ownership of the patents and other proprietary rights held by the Company. Since patent applications are secret until patents are issued in the United States, or corresponding applications are published in other countries, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it was the first to file patent applications for such inventions. In addition, there can be no assurance that competitors, many of which have substantial resources, will not seek to apply for and obtain patents that will prevent, limit or interfere with the Company's ability to make, use or sell its products either in the United States or in international markets. Further, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Litigation or regulatory proceedings, which could result in substantial cost and uncertainty to the Company, may also be necessary to enforce patent or other intellectual property rights of the Company or to determine the scope and validity of other parties' proprietary rights. There can be no assurance that the Company will have the financial resources to defend its patents from infringement or claims of invalidity.

The Company also relies upon unpatented proprietary technology, and no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to or disclose the Company's proprietary technology or that the Company can meaningfully protect its rights in such unpatented proprietary technology. The Company's policy is to require each of its employees, consultants, investigators and advisors to execute a confidentiality agreement upon the commencement of an employment or consulting relationship with the Company. These agreements generally provide that all inventions conceived by the individual during the term of the relationship shall be the exclusive property of the Company and shall be kept confidential and not be disclosed to third parties except in specified circumstances. There can be no assurance, however, that these agreements will provide meaningful protection for the Company's proprietary information in the event of unauthorized use or disclosure of such information.

Recently, Public Law 104-208 was signed into law in the United States and limits the enforcement of patents relating to the performance of surgical or medical procedures on a body. This law precludes medical practitioners and health care entities, who practice these procedures, from being sued for patent infringement. Therefore, depending upon how these limitations are interpreted by the courts, they could have a material adverse effect on the Company's ability to enforce any of its proprietary methods or procedures deemed to be surgical or medical procedures on a body.

In addition, patent applications in the United States and foreign jurisdictions are maintained in secrecy for a period after filing. Publication of discoveries in the scientific or patent literature tends to lag behind actual discoveries and the filing of related patent applications. Although the Company has conducted searches of certain patents issued to other companies, research and academic institutions and others, patents issued and patent applications filed in the United States or internationally relating to medical devices are numerous, and there can be no assurance that current and potential competitors and other third parties have not filed, or in the future will not file applications for, or have not received or in the future will not receive, patents or obtain additional proprietary rights relating to products or processes used or proposed to be used by the Company. In the event any pending applications provide proprietary rights to third parties relating to products or processes used or proposed to be used by the Company, the Company may be required to obtain licenses to patents or proprietary rights of others.

The medical device industry in general has been characterized by substantial litigation. Litigation regarding patent and other intellectual property rights, whether with or without merit, could be time-consuming and expensive and could divert the Company's technical and management personnel. The Company may be involved in litigation to defend against claims of infringement by the Company, to enforce patents issued to the Company or to protect trade secrets of the Company. If any relevant claims of third-party patents are held as infringed and not invalid in any litigation or administrative proceeding, the Company could be prevented from practicing the subject matter claimed in such patents or would be required to obtain licenses from the patent owners of each such patent or to redesign its products or processes to avoid infringement. In addition, in the event of any possible infringement, there can be no assurance that the Company would be successful in any attempt to redesign its products or processes to avoid such infringement or in obtaining licenses on terms acceptable to the Company, if at all. Accordingly, an adverse determination in a judicial or administrative proceeding or failure by the Company to redesign its products or processes or to obtain necessary licenses could prevent the Company from manufacturing and selling the Somnoplasty System, which would have a material adverse effect on the Company's business, financial condition and results of operations. Although, to date, the Company has not been involved in any litigation, in the future, costly and time-consuming litigation brought by the Company may be necessary to enforce patents issued to the Company, to protect trade secrets or know-how owned by the Company or to determine the enforceability, scope and validity of the proprietary rights of others.

COMPETITION

The medical device industry is subject to intense competition. The market for products designed to treat upper airway disorders is highly competitive, and the Company expects competition to increase. Accordingly, the Company's future success will depend in part on its ability to respond quickly to medical and technological change and user preference through the development and introduc-tion of new products that are of high quality and that address patient and sur-geon requirements. In the treatment of snoring, the Somnoplasty System is sub-ject to intense competition from existing products, such as nasal dilators and oral appliances, and surgical procedures, such as LAUP. The U.S. market for the treatment of enlarged turbinates, a market which the Company intends to enter in the near future, is dominated by pharmacological treatments, such as nasal sprays, and surgical procedures, such as turbinectomies. The U.S. market for products for the treatment of OSA, a market which the Company hopes to enter in the future, is currently dominated by CPAP products produced by Healthdyne Technologies Inc., Nellcor Puritan Bennett, Inc., a wholly owned subsidiary of Mallinckrodt Inc., ResMed Inc. and Respironics, Inc. There can be no assurance that the Somnoplasty System will successfully compete with or replace any existing products for these or other indications. Most of the Company's compet-itors and potential competitors have greater financial, research and develop-ment, manufacturing and sales and marketing resources than the Company. In addition, some of the Company's competitors and potential competitors sell additional lines of products, and therefore can bundle products to offer higher discounts or offer rebates or other incentive programs to gain a competitive advantage. The Company's inability to compete effectively against existing or future competitors would have a material adverse effect on its business, finan-cial condition and results of operations.

The Company believes that the primary competitive factors in the market for treatment of upper airway disorders include regulatory approvals, clinical and patient acceptance, post-operative discomfort, ease of use, product perfor-mance, product price, product supply, marketing and sales capability and the enforceability of patent and other proprietary rights. The Company believes that it is or will be competitive with respect to these factors. Nonetheless, because the Company's products have recently been introduced or are still under development, the rel-ative competitive position of the Company in the future is difficult to pre-dict.

GOVERNMENT REGULATION

The preclinical and clinical testing, manufacturing, labeling, distribution and promotion of the Company's products are subject to extensive and rigorous gov-ernment regulation in the United States and other countries. Noncompliance with applicable requirements can result in enforcement action by the FDA or compa-rable foreign regulatory bodies including, among other things, fines, injunc-tions, civil penalties, recall or seizures of products, refusal to grant premarket clearances or approvals, withdrawal of marketing approvals and crim-inal prosecution.

United States

A medical device may be marketed in the United States only with the FDA's prior authorization. Devices classified by the FDA as posing less risk are placed in either in Class I or II and require the manufacturer to seek 510(k) clearance from the FDA. Such clearance generally is granted when submitted information establishes that a proposed device is "substantially equivalent" in intended use and safety and effectiveness to a "predicate device," which is either a Class I or II device already legally on the market or a "preamendment" Class III device (i.e., one that has been in commercial distribution since before May 28, 1976) for which the FDA has not called for PMA applications. The Company believes that it usually takes from four to 12 months from the date of submission to obtain 510(k) clearance, but it may take longer, and there can be no assurance that 510(k) clearance will ever be obtained. During this process, the FDA may determine that it needs additional information or that a proposed device is precluded from receiving clearance because it is not substantially equivalent to a predicate device. After a device receives clearance, any modification that could significantly affect its safety or effectiveness, or would constitute a major change in the intended use of the device, will require a new 510(k) submission.

The Somnoplasty System received 510(k) clearance on July 17, 1997 for the intended use of coagulation (thermal ablation, tissue volume reduction) of soft tissue, including the uvula and soft palate, and reduction in the severity of snoring in some individuals. The clearance for the Somnoplasty System for this indication includes the use of the 215 and 615 RF Generators and the SP 1000 and 2000 disposable electrode devices.

The Company has made modifications to its cleared devices which the Company believes do not require the submission of new 510(k) notices. There can be no assurance, however, that the FDA would agree with any of the Company's determi-nations not to submit a new 510(k) notice for any of these changes or would not require the Company to submit a new 510(k) notice for any of the changes made to the devices. If the FDA requires the Company to submit a new 510(k) notice for any device modification, the Company may be prohibited from marketing the modified device until the 510(k) notice is cleared by the FDA.

A device that does not qualify for 510(k) clearance is placed in Class III, which is reserved for devices classified by FDA as posing the greatest risk (e.g., life-sustaining, life-supporting or implantable devices, or devices that are not substantially equivalent to a predicate device). A Class III device generally must obtain PMA approval, which requires the manufacturer to establish the safety and effectiveness of the device to the FDA's satisfaction. A PMA application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, manufacturing, labeling and promotion. As part of the PMA review, the FDA will inspect the manufacturer's facilities for compliance with the QS Reg., which includes elaborate testing, control, documentation and other quality assurance procedures.

Upon submission, the FDA determines if the PMA application is sufficiently com-plete to permit a substantive review, and if so, the application is accepted for filing. The FDA then commences an in-depth review of the PMA application, which the Company believes typically takes one to three years, but may take longer. The review time is often significantly extended as a result of the FDA asking for more information or clarification of information already provided. The FDA also may respond with a "not approvable" determination based on defi-ciencies in the application and require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years. During the review period, an FDA advisory committee, typically a panel of clinicians, likely will be convened to review the application and recommend to the FDA whether, or upon what conditions, the device should be approved. Although the FDA is not bound by the advisory panel decision, the panel's rec-ommendation is important to the FDA's overall decision making process.

If the FDA's evaluation of the PMA application is favorable, the FDA typically issues an "approvable letter" requiring the applicant's agreement to specific conditions (e.g., changes in labeling) or specific additional information (e.g., submission of final labeling) in order to secure final approval of the PMA application. Once the approvable letter is satisfied, the FDA will issue a PMA for approved indications, which can be more limited than those originally sought by the manufacturer. The PMA can include postapproval condi-tions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things restrictions on labeling, promotion, sale and distribution. Failure to comply with the conditions of approval can result in material adverse enforcement action, including the loss or withdrawal of the approval. The PMA process can be expensive and lengthy, and no assurance can be given that any PMA application will ever be approved for marketing. Even after approval of a PMA, a new PMA or PMA supplement is required in the event of a modification to the device, its labeling or its manufacturing process.

In September 1997, the Company submitted a premarket notification seeking 510(k) clearance for the treatment of enlarged turbinates associated with chronic rhinitis. The Company intends to seek 510(k) clearance of the Somnoplasty System for new indications, including treatment of OSA associated with blockage caused by the tongue, and the treatment of other upper airway obstructions, some of which are associated with OSA. These future submissions likely will need to include supporting clinical trial data. There can be no assurance, however, that these new indications, including the Company's recent submission for the treatment of enlarged turbinates, will receive 510(k) clear-ance in a timely fashion, or at all. Delays in market introduction resulting from the 510(k) clearance process could have a material adverse effect on the Company's business, financial condition and results of operations. If the FDA determines that any of the new indications are not eligible for 510(k) clear-ance, the Company will need to seek PMA approval. There can be no assurance that the Company will submit a PMA application for any such indications or that once submitted, the PMA application will be accepted for filing, found approv-able or, if found approvable, will not include unfavorable restrictions.

A clinical trial in support of a 510(k) submission or PMA application generally requires an IDE application approved in advance by the FDA for a limited number of patients. The IDE application must be supported by appropriate data, such as animal and laboratory testing results. Clinical trials may begin if the IDE application is approved by the FDA and the appropriate IRBs at the clinical trial sites. Submission of an IDE application does not give assurance that the FDA will approve the IDE application and, if it is approved, there can be no assurance that the FDA will determine that the data derived from these studies support the safety and efficacy of the device or warrant the continuation of clinical studies. If the device presents a "nonsignificant risk" to the patient, a sponsor may begin the clinical trial after obtaining approval for the study by one or more appropriate IRBs without the need for FDA approval. The Company is sponsoring several clinical trials which have been determined by the IRBs at the participating institutions to be nonsignificant risk studies. There can be no assurance however, that the FDA would agree with these determi-nations and not require the Company to obtain IDE approval before continuing the studies. During a clinical trial, the Company is permitted to sell products used for the study for an amount that does not exceed recovery of the costs of manufacture, research, development and handling. The Company's failure to adhere to regulatory requirements generally applicable to clinical trials or to the conditions of an IDE approval could have a material adverse effect on the Company's business, financial conditions and results of operations, including an inability to obtain marketing clearance or approval for its products.

Any devices manufactured or distributed by the Company pursuant to FDA clear-ances or approvals will be subject to pervasive and continuing regulation by the FDA and certain state agencies. The Company will be subject to routine inspection by the FDA and the CDHS and will have to comply with the host of regulatory requirements that usually apply to medical devices marketed in the United States, including labeling regulations, the QS Reg., the MDR regulation and the FDA's prohibitions against promoting products for unapproved or "off-label" uses. In addition, Class II devices, such as the Company's Somnoplasty System, can be subject to additional special controls (e.g., performance stan-dards, postmarket surveillance, patient registries, and FDA guidelines) that do not apply to Class I devices. The Company's failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, which could have a material adverse effect on the Company's business, financial con-dition and results of operations.

Unanticipated changes in existing regulatory requirements, failure of the Company to comply with such requirements or adoption of new requirements could have a material adverse effect on the Company's business, financial condition and results of operations. The Company also is subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and hazardous substance disposal. There can be no assurance the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition and results of operations.

European Union

The primary regulatory environment in Europe is that of the European Union which consists of 15 countries encompassing most of the major countries in Europe. Certain other countries, such as Switzerland, have voluntarily adopted laws and regulations that mirror those of the European Union with respect to medical devices. The European Union has adopted numerous directives and stan-dards regulating the design, manufacture, clinical trial, labeling, and adverse event reporting for medical devices. The principal directives prescribing the laws and regulations pertaining to medical devices in the EU are the Medical Devices Directive, 93/42/EEC.

Devices that comply with the requirements of a relevant directive will be entitled to bear CE conformity marking, indicating that the device conforms with the essential requirements of the applicable directive and, accordingly, can be commercially distributed throughout the European Union. The method of assessing conformity varies depending on the class of the product, but normally involves a combination of self-assessment by the manufacturer and a third-party assessment by a Notified Body. This third-party assessment may consist of an audit of the manufacturer's quality system and specific testing of the manufacturer's product. An assessment by a Notified Body in one country within the European Union is required in order for a manufacturer to commercially distribute the product throughout the European Union. The Company's Somnoplasty System received the CE Mark in June 1997.

While no additional premarket approvals or individual EU countries are required, prior to the marketing of a device bearing the CE Mark, practical complications with respect to market introduction may occur. For example, dif-ferences among countries have arisen with regard to labeling requirements.

THIRD-PARTY REIMBURSEMENT

The Company believes that its products will generally be purchased by private practices, clinics, hospitals and sleep centers. In the United States, the pur-chasers of medical devices generally rely on Third-Party Payors to reimburse all or part of the cost of the procedure in which the medical device is being used. Certain Third-Party Payors are moving toward a managed-care system in which they contract to provide comprehensive health care for a fixed cost per person. The fixed cost per person established by these Third-Party Payors may be independent of the practice's cost incurred for the specific case and the specific devices used. Medicare and other Third-Party Payors are increasingly scrutinizing whether to cover new products and the level of reimbursement for covered products.

In the United States, the Company does not anticipate that the Somnoplasty System will be subject to reimbursement for the treatment of snoring. Tradi-tionally, sufferers of snoring have paid for surgical and non-surgical treat-ment and devices directly. However, the treatment of OSA and outpatient sur-gical procedures for the uvula, soft palate and turbinates are commonly reim-bursed by most carriers and resection of the tongue is reimbursed as an inpa-tient procedure.

The Company's strategy is to pursue reimbursement for the Somnoplasty System for treatment of enlarged turbinates, tonsils and base of the tongue and OSA, if it is cleared for such indications by the FDA, based on physician endorse-ment and the demonstration of improved quality of life for specific patient groups. Quality of life issues will be included in the Company's clinical trials to provide data in support of this reimbursement strategy. There can be no assurance that the Company will be able to demonstrate improvement in quality of life or that reimbursement will ever be available for the Company's products. The Company's clinical sites do not reimburse the Company for Somnoplasty System generators or disposable devices.

Because the Company's devices are currently under development for treatment of enlarged turbinates, tonsils and base of the tongue and OSA and have not received FDA clearance or approval for such indications, uncertainty exists regarding the availability of third-party reimbursement for procedures that would use the Company's devices for such purposes. Failure by private prac-tices, clinics, hospitals, sleep centers and other potential users of the Company's devices to obtain sufficient reimbursement from Third-Party Payors for the procedures in which the Company's devices are intended to be used could have a material adverse effect on the Company's business, financial condition and results of operations.

International market acceptance of the Company's products currently being commercialized and those under development may be dependent, in part, upon the availability of reimbursement within prevailing health care payment systems. Reimbursement and health care payment systems in international markets vary significantly by country, and include both government sponsored health care and private insurance. The Company does not anticipate that use of the Somnoplasty System for treatment of snoring may be a reimbursable expense. The Company does believe that various levels of reimbursement will be available in international markets for treatment of enlarged turbinates, tonsils and the base of the tongue and OSA; however, there can be no assurance that any international reimbursement approvals will be obtained in a timely manner, if at all. Failure to receive international reimbursement approvals could have a material adverse effect on market acceptance of the Company's products in the international markets in which such approvals are sought.

The Company believes that in the future, reimbursement will be subject to increased restrictions both in the United States and in international markets. The Company believes that the overall escalating cost of medical products and services will continue to lead to increased pressures on the health care indus-try, both domestic and international, to reduce the cost of products and serv-ices, including the Company's existing products and products currently under development by it. There can be no assurance that third-party reimbursement and coverage will be available or adequate in either the United States or interna-tional markets or that future legislation, regulation or reimbursement policies of Third-Party Payors will not otherwise adversely affect the demand for the Company's existing products or products currently under development by it or its ability to sell its products on a profitable basis. The unavailability of Third-Party Payor coverage or the inadequacy of reimbursement could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT LIABILITY EXPOSURE AND AVAILABILITY OF INSURANCE

The Company's business involves the risk of product liability claims. Although the Company has not experienced any product liability claims to date, any such claims could have a material adverse impact on the Company. Although the Com-pany maintains product liability insurance with coverage limits of $2.0 million per occurence and an annual aggregate maximum of $2.0 million, coverage levels which the Company believes to be commercially reasonable and adequate given the Company's current operations, there can be no assurance that product liability or other claims will not exceed such insurance coverage limits or that such insurance will continue to be available on commercially acceptable terms, or at all. The Company intends to periodically evaluate, depending on changing cir-cumstances, and in connection with the introduction of products currently under development, whether or not to obtain any additional product liability insur-ance coverage prior to the time that the Company engages in any extensive mar-keting of the Somnoplasty System or new products. Even if the Company obtains additional product liability insurance, there can be no assurance that it would prove adequate or that a product liability claim, insured or uninsured, would not have a material adverse effect on the Company's business, financial condi-tion and results of operations. Even if a product liability claim is not suc-cessful, the time and expense of defending against such a claim may adversely affect the Company's business, financial condition and results of operations.

EMPLOYEES

As of September 30, 1997, the Company employed 58 individuals full time. Of the Company's total work force, 20 employees are engaged in manufacturing, 14 employees are engaged in research and development activities, 11 employees are engaged in sales and marketing activities and 13 employees are engaged in finance and administrative activities. The Company's employees are not repre-sented by a collective bargaining agreement. The Company believes its relations with its employees are good.

FACILITIES

The Company leases an approximately 20,000 square foot light industrial facility in Sunnyvale, California, under a lease which terminates in 2002, with an option to extend to 2007. The Company believes that its facility is adequate to meet its current and reasonably anticipated future requirements.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information as of September 30, 1997 with respect to the executive officers and directors of the Company:

---------------------------------------------------------------------------------
NAME                     AGE POSITION
------------------------ --- ----------------------------------------------------
Stuart D.                 52 Chairman of the Board of Directors, Chief Executive
 Edwards(1)(2)..........     Officer and President
Robert E. McNamara......  40 Executive Vice President, Chief Financial Officer
Eric N. Doelling........  39 Executive Vice President, Chief Operating Officer
                             and Director
Stephen M. Rudy.........  40 Senior Vice President, Marketing and Business
                             Development
Donald R. Bruce.........  47 Vice President, Worldwide Sales
Eve A. Conner, Ph.D. ...  52 Vice President, Clinical and Regulatory Affairs
Kirti P. Kamdar.........  36 Vice President, Research and Development
David L. Douglass(2)....  45 Director
David Illingworth(1)....  43 Director
Ronald G. Lax...........  64 Director
David B. Musket (1).....  39 Director
Woodrow A. Myers(2).....  43 Director

-------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

STUART D. EDWARDS is the founder of the Company and has served as Chairman of the Board, Chief Executive Officer and President of the Company since its founding in January 1996. From July 1992 to May 1995, Mr. Edwards served as President, Chief Executive Officer and Chairman of the Board of VidaMed, Inc., a medical device company co-founded by Mr. Edwards which develops minimally-invasive surgical systems. He continued to serve as President and Chief Executive Officer of VidaMed, Inc. until December 1995 and continues to serve as a board member of such company. From December 1989 until October 1992, Mr. Edwards was Vice President and Chief Technical Officer of EP Technologies, Inc., a developer and manufacturer of electrophysiology catheters. Mr. Edwards previously held positions with Applied Immune Sciences, Inc., a subsidiary of Rhone-Poulenc Rorer Inc., Control Data Systems, Inc., AVI Corporation, UFE Corporation, Abbott Laboratories, Ideal Toy Corporation and Baxter Healthcare Corporation. Mr. Edwards holds a Certificate in Mechanical Engineering from the Union of Educational Institutions in England.

ROBERT E. MCNAMARA has served as Chief Financial Officer of the Company since August 1997. From April 1995 until August 1997, Mr. McNamara served as Vice President of Finance and Administration and Chief Financial Officer of Target Therapeutics, Inc., a medical device manufacturer. From August 1994 until April 1995, Mr. McNamara served as Chief Financial Officer of Guittard Chocolate Co. From 1987 until August 1994, Mr. McNamara held various financial management positions at Tandem Computers, Inc. He holds a B.S. from the University of San Francisco and an M.B.A. from the University of Pennsylvania's Wharton School.

ERIC N. DOELLING has served as Executive Vice President, Chief Operating Officer of the Company since July 1996 and as a Director since November 1996. From April 1993 until July 1996, Mr. Doelling was Vice President, Manufacturing of Cardiac Pathways Corporation, a medical device company. From January 1990 to March 1993, he was Vice President of Operations for Spectranetics, Inc. Mr. Doelling holds both a B.S. and an M.B.A. from Rensselaer Polytechnic Institute.

STEPHEN M. RUDY has served as Senior Vice President, Marketing and Business Development of the Company since April 1996. From May 1995 until June 1996, Mr. Rudy was a Principal for Cowper Consulting, a consulting firm specializing in business development and marketing for medical device companies. From September 1992 until May 1995, he served as Vice President of Marketing and Sales for VidaMed, Inc. Mr. Rudy holds a B.A. in Political Science from Johns Hopkins University and an M.B.A. from Stanford University.

DONALD R. BRUCE has served as Vice President, Worldwide Sales of the Company since March 1997. From June 1996 until March 1997, he was a Principal of Orb International, a sales consulting firm to medical device companies. From 1977 until June 1996, Mr. Bruce worked for Xomed, Inc., an otolaryngology device company, in several capacities, including, most recently, Vice President of International Sales and Marketing. Mr. Bruce holds a B.S. in Biology from the University of Minnesota where he served as the manager of the ear, nose and throat research laboratory.

EVE A. CONNER, PH.D. has served as Vice President, Clinical and Regulatory Affairs of the Company since August 1996. From October 1991 to June 1996, she served as Vice President, Regulatory/Clinical Affairs and Quality Assurance for Baxter Healthcare Corporation's Novacor Division. Dr. Conner holds a B.A. in Biology and Chemistry from Keuka College and a Ph.D. in Pharmacology/Toxicology from the University of Minnesota.

KIRTI P. KAMDAR has served as Vice President, Research and Development of the Company since August 1997 and previously served as Vice President, Manufacturing from August 1996 to July 1997. From May 1995 until August 1996, he was Vice President of Research and Development, developing new cardiovascular devices, at Guided Medical Systems, a medical device company. From October 1994 until May 1995, he was a Project Manager in Research and Development with Cardiac Pathways Corporation. From April 1991 to October 1994, Mr. Kamdar held several engineering and managerial positions for Mallinckrodt Inc. Mr. Kamdar holds a B.S. from Gujarat University (India), a M.S. from New Jersey Institute of Technology and an M.B.A. from the University of Houston.

DAVID L. DOUGLASS has served as a director of the Company since March 1996. Since June 1990, Mr. Douglass has been a General Partner of Delphi Ventures, a venture capital firm. Since February 1986, he has also been a General Partner of Matrix Partners II, L.P., a venture capital firm. Mr. Douglass serves on the board of several private medical technology companies and VidaMed, Inc., a public company. He holds a B.A. in Political Science from Amherst College and an M.A. in Administration and Policy Analysis and an M.B.A. from Stanford Uni-versity.

DAVID ILLINGWORTH has served as a Director of the Company since February 1997. Since January 1993, Mr. Illingworth has held positions with Nellcor Puritan Bennett, Inc., a wholly owned subsidiary of Mallinckrodt Inc., most recently serving as Executive Vice President and President, Alternative Care Business. From September 1991 until December 1992, he served as General Manager of G.E. Medical Systems. He holds a B.S. in Engineering from Texas A&M University.

RONALD G. LAX has served as a Director of the Company since March 1996 and as a Consultant for the Company since June 1996. Mr. Lax has experience with several medical device companies. Since January 1996, he has served as President of Prodesearch Corp. From 1975 to December 1995, Mr. Lax served as founder and President of Gant Western, Inc. From June 1994 to April 1995, Mr. Lax served as Vice President Engineering and Development of RITA Medical Systems, Inc. (formerly ZoMed, Inc.). From July 1992 until June 1994, he served as a consultant to VidaMed, Inc.

DAVID B. MUSKET has served as a Director of the Company since November 1996 as a designated representative of INVESCO Trust Company, an investor in the Com-pany. Since August 1991, he has been President of Musket Research Associates, Inc., an investment banking firm specializing in healthcare, and of DBM Corpo-rate Consulting Group. Since June 1996, he has also been a managing Member of ProMed Management, LLC, a money management company focusing on both public and private healthcare companies.

WOODROW A. MYERS, JR., M.D. has served as a Director of the Company since August 1997. Since November 1995, Dr. Myers has served as the Director, Healthcare Management, of Ford Motor Company. From August 1991 to October 1995, Dr. Myers served as Senior Vice President and Corporate Medical Director of The Associated Group. From January 1990 to July 1991, he served as the Commissioner of Health of New York City and as an Assistant Professor of Medicine at Cornell Medical College. Dr. Myers holds a B.S. in Biological Science from Stanford University, an M.D. from Harvard Medical School and an M.B.A. from Stanford University.

EMPLOYMENT AGREEMENTS

The Company has entered into an agreement relating to the employment of Robert
E. McNamara whereby the Company has agreed to provide Mr. McNamara with severance benefits during the first two years of employment in the event of termination without cause consisting of 12 months continued salary, insurance benefits, bonus and option vesting. The agreement also provides that, upon an acquisition, merger or sale of a majority of the Company's assets, Mr. McNamara will receive six months continued salary, insurance benefits and bonus, and all of his outstanding stock options will fully and immediately vest. Mr. McNamara's current annual salary is $175,000 and he holds 225,000 options to purchase shares of Common Stock which vest over four years from the date of hire.

The Company has entered into an agreement relating to the employment of Eric N. Doelling whereby the Company has agreed to provide Mr. Doelling with severance benefits in the event of termination consisting of six months salary, insurance benefits and vesting of stock options which would otherwise have vested in the year following his termination. The agreement also provides that, upon an acquisition, merger or sale of a majority of the Company's assets, all of Mr. Doelling's outstanding stock options will fully and immediately vest. Mr. Doelling's current annual salary is $160,000 and he holds 300,000 options to purchase shares of Common Stock which vest over four years from the date of hire.

The Company has entered into an agreement relating to the employment of Stephen
M. Rudy which provides for, in the event of termination, the vesting of all stock options which would otherwise have vested in the year of his termination. The agreement also provides that, upon an acquisition, merger or sale of a majority of the Company's assets. Mr. Rudy's outstanding options will fully and immediately vest. Mr. Rudy's current annual salary is $160,000 and he holds 200,000 options to purchase shares of Common Stock which vest over four years from the date of hire and 25,000 options to purchase shares of Common Stock which vest over four years from August 1997.

BOARD COMPOSITION

The Company currently has authorized seven directors. In accordance with the terms of the Company's Restated Certificate of Incorporation, effective upon the consummation of the Offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1998; Class II, whose term will expire at the annual meeting of stockholders to be held in 1999; and Class III, whose term will expire at the annual meeting of stockholders to be held in 2000. The Class I directors are David L. Douglass and David B. Musket, the Class II directors are Eric N. Doelling, David Illingworth and Ronald G. Lax, and the Class III directors are Stuart D. Edwards and Woodrow A. Myers. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the Company's Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the authorized number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of the Company.

Each officer of the Company is elected by and serves at the discretion of the Board of Directors. Each of the Company's officers and directors, other than nonemployee directors, devotes substantially full time to the affairs of the Company. The Company's nonemployee directors devote such time to the affairs of the Company as is necessary to discharge their duties. There are no family relationships among any of the directors or executive officers of the Company.

Pursuant to a voting agreement dated September 11, 1996 between the Company and certain stockholders of the Company, INVESCO Trust Company, an investor in the Company, was granted the right to designate a representative to serve as director of the Company. David B. Musket serves on the Board as the designated representative of INVESCO Trust Company. Upon the consummation of the Offering, this voting agreement will terminate by its terms.

BOARD COMMITTEES

The Audit Committee of the Board of Directors reviews the internal accounting procedures of the Company and consults with and reviews the services provided by the Company's independent accountants. The members of the Audit Committee are Messrs. Edwards, Illingworth and Musket. The Compensation Committee of the Board of Directors reviews and recommends to the Board the compensation and benefits of all officers, employees and consultants of the Company and establishes and reviews general policies relating to compensation and benefits of employees of the Company. The members of the Compensation Committee are Messrs. Edwards, Douglass and Myers.

DIRECTOR COMPENSATION

The Company's directors do not receive cash compensation for services on the Board of Directors or any committee thereof, but directors may be reimbursed for reasonable expenses in connection with attendance at Board and committee meetings. Following consummation of the Offering, non-employee directors may receive stock option grants pursuant to the Company's 1997 Director Option Plan. See "Stock Plans--1997 Director Option Plan."

EXECUTIVE COMPENSATION

The following table sets forth the information for the year ended December 31, 1996 regarding the compensation of the Company's Chief Executive Officer. None of the Company's executive officers received total compensation for such fiscal year in excess of $100,000. Additionally, the table sets forth 1997 annualized information regarding the compensation of the Company's Chief Executive Officer (footnoted) and the Company's four most highly compensated executive officers (the "Named Executive Officers").

SUMMARY COMPENSATION TABLE

                         ----------------------------------------------------------------------
                                                                LONG TERM
                                                             COMPENSATION
                                                                   AWARDS
                                                             ------------
                                                               SECURITIES
NAME AND PRINCIPAL                              OTHER ANNUAL   UNDERLYING             ALL OTHER
POSITION                 SALARY($)     BONUS COMPENSATION($)      OPTIONS    COMPENSATION($)(1)
------------------       ---------    ------ --------------- ------------    ------------------
Stuart D. Edwards         $ 61,538(2)     --              --           --(3)              1,846(4)
 Chief Executive Officer
Robert E. McNamara(5)      175,000    10,000              --      225,000                 3,600
 Chief Financial Officer
Eric N. Doelling           160,000     7,500              --      300,000                 3,600
 Chief Operating Officer
Stephen M. Rudy            160,000        --              --      225,000                 3,600
 Vice President,
 Marketing and Business
 Development
Donald R. Bruce(6)         140,000    42,000              --      125,000                    --
 Vice President,
  Worldwide Sales

-------
(1) Reflects amounts for automobile allowances.

(2) Reflects Mr. Edwards' 1996 salary which he began receiving from the Company in September 1996. During 1997, Mr. Edward's annual salary was $225,000 until August, when his annual salary was increased to $250,000.

(3) In August 1997, Mr. Edwards received an option to purchase 100,000 shares of the Company's Common Stock, which option vests over four years.

(4) During 1997, Mr. Edwards has received an automobile allowance of $500 per month.

(5) Mr. McNamara joined the Company in August 1997

(6) Mr. Bruce joined the Company in March 1997.

OPTION GRANTS IN CURRENT FISCAL YEAR

The Company made no stock option grants to and there was no exercise of stock options by its Chief Executive Officer during the year ended December 31, 1996. The following table sets forth each grant of stock options made during the cur-rent fiscal year for the period ended September 30, 1997 to each of the Named Executive Officers who received a grant during such period:

                       ------------------------------------------------------------------
                                     INDIVIDUAL GRANTS
                       -----------------------------------------------
                                                                           POTENTIAL
                                                                        REALIZABLE VALUE
                                                                       AT ASSUMED ANNUAL
                       NUMBER OF     PERCENT OF                          RATES OF STOCK
                       SECURITIES   TOTAL OPTIONS                      PRICE APPRECIATION
                       UNDERLYING    GRANTED IN   EXERCISE             FOR OPTION TERM(3)
                        OPTIONS      FISCAL YEAR    PRICE   EXPIRATION ------------------
NAME                   GRANTED(#)      (%)(1)     ($/SH)(2)    DATE     5%($)    10%($)
----                   ----------   ------------- --------- ---------- ------- ----------
Stuart D. Edwards       100,000(4)       7.0        3.00     08/21/07  188,668    478,123
Robert E. McNamara(5)   225,000         15.7        3.00     08/21/07  424,504  1,075,776
Stephen M. Rudy          25,000(4)       1.7        3.00     08/21/07   47,167    119,531
Donald R. Bruce         100,000(4)       7.0        0.70     06/06/07   44,023    111,562
                         25,000(4)       1.7        3.00     08/21/07   47,167    119,531

-------
(1) Based on an aggregate of options to purchase 1,434,400 shares of the Company's Common Stock granted to employees and directors of, and consultants to, the Company, including the Named Executive Officers.

(2) The Company recorded deferred compensation with respect to the option grants for the difference between the exercise price and the deemed fair value of these options. See Note 5 of Notes to Consolidated Financial Statements.

(3) The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the fair market value of the Common Stock of the Company on the date of grant appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the ten year option term. These numbers are cal-culated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(4) Options become exercisable as to 25% of the option shares on the first anniversary of the vesting commencement date and thereafter ratably on a monthly basis, with full vesting occurring on the fourth anniversary of the vesting commencement date.

(5) Mr. McNamara's options vest as to 56,250 shares in February 1998 and there-after as to 4,018 shares monthly, until all shares are vested.

AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND SEPTEMBER 30, 1997 OPTION VALUES

The following table sets forth for each of the Named Executive Officers certain information with respect to stock option exercises during the period from Jan-uary 1, 1997 to September 30, 1997 and the number and value of securities underlying unexercised options held by the Named Executive Officers at Sep-tember 30, 1997:

                    ---------------------------------------------------------------------------
                                              NUMBER OF SECURITIES
                                             UNDERLYING UNEXERCISED     VALUE OF UNEXERCISED
                                                   OPTIONS AT          IN-THE-MONEY OPTIONS AT
                      SHARES                  SEPTEMBER 30, 1997(#)   SEPTEMBER 30, 1997($)(1)
                    ACQUIRED ON    VALUE    ------------------------- -------------------------
NAME                EXERCISE(#) REALIZED($) EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                ----------- ----------- ----------- ------------- ----------- -------------
Stuart D. Edwards        --           --         --        100,000         --         750,000
Robert E. McNamara       --           --         --        225,000         --       1,687,500
Eric N. Doelling      87,500       66,250      6,250       206,250      65,000      2,145,000
Stephen M. Rudy       93,750      271,875      3,125       103,125      32,500      1,072,500
Stephen M. Rudy          --           --         --         25,000         --         187,500
Donald R. Bruce          --           --         --        100,000         --         980,000
Donald R. Bruce          --           --         --         25,000         --         187,500

-------
(1) Based upon the initial public offering price of $10.50 per share minus the exercise price.

STOCK PLANS

1996 Stock Plan

The Company's Amended and Restated 1996 Stock Plan (the "1996 Plan") was approved by the Board of Directors in March 1996 and by the stockholders in July 1996. The 1996 Plan was amended and restated in August 1997. A total of 3,350,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of September 30, 1997, 452,768 shares had been issued upon exercise of stock options granted, 2,507,754 shares were subject to outstanding options and 389,478 shares remained available for future issuance under the 1996 Plan.

The 1996 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to employees (including officers and employee directors) and for the grant of nonstatutory stock options and stock purchase rights ("SPRs") to employees, directors and consultants. The 1996 Plan provides for an increase, without further approval or ratification by the stockholders, of 750,000 shares on the date of the stockholder's annual meeting to be held in 1998 and additional increases, without further approval or rati-fication by the stockholders, on the date of each subsequent stockholders' annual meeting equal to the lesser of (i) 500,000 shares, (ii) 2.5% of the out-standing shares or (iii) a lesser amount determined by the Board. Unless termi-nated sooner, the 1996 Plan will terminate automatically in March 2006.

The 1996 Plan may be administered by the Board of Directors or a committee of the Board (as applicable, the "Administrator"). The Administrator has the power to determine the terms of the options or SPRs granted, including the exercise price of the option or SPR, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. In addition, the Administrator has the authority to amend, suspend or terminate the 1996 Plan, provided that no such action may affect any share of Common Stock previously issued and sold or any option previously granted under the 1996 Plan.

Options and SPRs granted under the 1996 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1996 Plan must gener-ally be exercised within 90 days after the end of optionee's status as an employee, director or consultant of the Company, or within 12 months after such optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term.

In the case of SPRs, unless the Administrator determines otherwise, the Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repur-chase option shall lapse at a rate determined by the Administrator.

The exercise price of all incentive stock options granted under the 1996 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. The exercise price of nonstatutory stock options and SPRs granted under the 1996 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensa-tion" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of the Company's outstanding capital stock, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1996 Plan may not exceed ten years.

The 1996 Plan provides that in the event of a merger of the Company with or into another corporation, or a sale of substantially all of the Company's assets, each option shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options are not assumed or sub-stituted for by the successor corporation, the Administrator shall provide for the optionee to have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which it would not otherwise be exercis-able. If the Administrator makes an option or SPR exercisable in full in the event of a merger or sale of assets, the Administrator shall notify the optionee that the option or SPR shall be fully exercisable for a period of 15 days from the date of such notice, and the option or SPR will terminate upon the expiration of such period.

1997 Employee Stock Purchase Plan

The Company's 1997 Employee Stock Purchase Plan (the "1997 Purchase Plan") was adopted by the Board of Directors in September 1997 and approved by the stock-holders in September 1997, subject to the closing of the Offering. A total of 50,000 shares of Common Stock has been reserved for issuance under the 1997 Purchase Plan, plus annual increases equal to the lesser of (i) 175,000 shares,
(ii) 1% of the outstanding shares on such date or (iii) a lesser amount deter-mined by the Board.

The 1997 Purchase Plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, 24 month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of the Offering and ends on the last trading day on or before October 31, 1999.

Employees are eligible to participate if they are customarily employed by the Company or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who (i) immedi-ately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company, or (ii) whose rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate which exceeds $25,000 worth of stock for each cal-endar year may be not be granted an option to purchase stock under the 1997 Purchase Plan. The 1997 Purchase Plan permits participants to purchase Common Stock through payroll deductions of up to 10% of the participant's "compensa-tion." Compensation is defined as the participant's base straight time gross earnings, overtime and commissions but excludes payments for shift premium, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,500 shares.

Amounts deducted and accumulated by the participant are used to purchase shares of Common Stock at the end of each purchase period. The price of stock pur-chased under the 1997 Purchase Plan is 85% of the lower of the fair market value of the Common Stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a pur-chase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with the Company.

Rights granted under the 1997 Purchase Plan are not transferable by a partici-pant other than by will, the laws of descent and distribution, or as otherwise provided under the 1997 Purchase Plan. The 1997 Purchase Plan provides that, in the event of a merger of the Company with or into another corporation or a sale of substantially all of the Company's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor cor-poration refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The 1997 Purchase Plan will terminate in August 2007. The Board of Directors has the authority to amend or terminate the 1997 Purchase Plan, except that no such action may adversely affect any outstanding rights to pur-chase stock under the 1997 Purchase Plan.

1997 Director Option Plan

The 1997 Director Option Plan (the "Director Plan") was adopted by the Board of Directors in September 1997 and approved by the stockholders in September 1997, subject to the closing of the Offering. The Director Plan provides for the grant of nonstatutory stock options to non-employee directors. The Director Plan has a term of ten years, unless terminated sooner by the Board. A total of 350,000 shares of Common Stock has been reserved for issuance under the Director Plan, plus annual increases equal to (i) the optioned stock underlying options granted in the immediately preceding year, or (ii) a lesser amount determined by the Board.

The Director Plan provides that each non-employee director shall automatically be granted an option to purchase 20,000 shares of Common Stock (the "Initial Option") on the date which such person first becomes a non-employee director, unless immediately prior to becoming a non-employee director, such person was an employee director of the Company. In addition to the Initial Option, each non-employee director shall automatically be granted an option to purchase 5,000 shares (a "Subsequent Option") on the date of the Company's annual meeting of stockholders, if on such date he or she shall have served on the Board for at least six months. Each Initial Option and each Subsequent Option shall have a term of ten years.

The shares subject to the Initial Option shall vest as to 25% of the optioned stock one year from the date of grant, and 1/48 of the optioned stock shall vest each month thereafter, provided the person continues to serve as a Director on such dates. The exercise price of each Initial Option and each Sub-sequent Option shall be 100% of the fair market value per share of the Common Stock, generally determined with reference to the closing price of the Common Stock as reported on the Nasdaq National Market on the last trading day prior to date of grant.

In the event of a merger of the Company or the sale of substantially all of the assets of the Company, each option may be assumed or an equivalent option sub-stituted for by the successor corporation. If an option is assumed or substi-tuted for by the successor corporation, it shall continue to vest as provided in the Director Plan. However, if a non-employee director's status as a director of the Company or the successor corporation, as applicable, is termi-nated other than upon a voluntary resignation by the non-employee director, each option granted to such non-employee director shall become fully vested and exercisable. If the successor corporation does not agree to assume or substi-tute for the option, each option shall become fully vested and exercisable for a period of 15 days from the date the Board notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the Director Plan must be exercised within three months of the end of the optionee's tenure as a director of the Company, or within 12 months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the Director Plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by such optionee.

EMPLOYEE RETIREMENT PLANS

The Company has a 401(k) Plan which stipulates that all full-time employees with at least 60 days of employment can elect to contribute to the 401(k) Plan, subject to certain limitations, up to 15% of salary on a pretax basis. The Com-pany has the option to provide matching contributions but has not done so to date.

                              CERTAIN TRANSACTIONS

The Company's operations, prior to incorporation and until its April 1996 issuance of Series A Preferred Stock, were funded by VidaCare International, Inc. ("VidaCare"), a private holding company of Stuart D. Edwards, the Chairman of the Board, Chief Executive Officer and President of the Company. The expenses incurred prior to incorporation consisted primarily of payroll, consultant and legal costs incurred in the establishment of the Company, intellectual property protection and initial research and development efforts. Of the $213,660 invested by VidaCare, $63,660 was converted into 63,660 shares of Series A Preferred Stock in May 1996 and $150,000 was repaid in cash in April 1996. Since the beginning of the Company's last fiscal year, Mr. Edwards was indebted to the Company for short-term loans totalling, in the aggregate, $142,813. The loans carried no interest and the total amount was repaid in August 1997.

In March 1996, in connection with its formation, the Company issued and sold an aggregate of 2,365,000 shares of Common Stock to a total of 16 investors at a purchase price of $0.001 per share. The officers, directors and five percent stockholders who purchased shares of Common Stock are (i) Stuart D. Edwards, 1,000,000 shares, (ii) Stephen M. Rudy, 5,000 shares, (iii) Ronald G. Lax, 150,000 shares, and (iv) David L. Douglass, 500,000 shares.

In April and May 1996, the Company issued and sold an aggregate of 1,784,160 shares of Series A Preferred Stock to a total of 36 investors at a purchase price of $1.00 per share. The directors who purchased shares of Series A Pre-ferred Stock were (i) Ronald G. Lax, 50,000 shares, (ii) David B. Musket, 25,000 shares and (iii) Eric N. Doelling, 15,000 shares.

In September and October 1996, the Company issued and sold an aggregate of 3,500,000 shares of Series B Preferred Stock to a total of 30 investors at a purchase price of $3.00 per share. The officers, directors and five percent stockholders who purchased shares of Series B Preferred Stock were (i) persons and entities affiliated with David B. Musket, 177,700 shares, (ii) Global Health Sciences Fund, a mutual fund company advised by INVESCO Trust Company, 1,000,000 shares, (iii) entities affiliated with The Travelers Companies, 1,000,000 shares, and (iv) HPB Associates, L.P., 666,667 shares. Pursuant to the terms of the Series B Preferred Stock Purchase Agreement, a finder's fee was paid to an entity affiliated with Mr. Musket, Musket Research Associates ("MRA") totaling 7% of the aggregate proceeds received by the Company from the sale of Series B Preferred Stock. The total finder's fee to MRA of $710,223 was paid by the issuance of 60,000 shares of Series B Preferred Stock and the payment of $530,233. Additionally, in connection with the Series B Preferred Stock financing, MRA and the Company entered into an agreement whereby for each 1% of the shares actually sold in the Company's initial public offering that are purchased by investors or parties directly affiliated with the investors identified by MRA in the Series B Preferred Stock financing, MRA will be granted options or warrants to purchase 1,000 shares of Common Stock at a price equivalent to the initial public offering price. Such options or warrants if issued, will have a five year term and be entitled to antidilution and piggyback registration rights.

During the year ended December 31, 1996, RGL Leasing, a company affiliated with Ronald G. Lax, a stockholder and Director of the Company, leased equipment with a value of $78,000 to the Company. The lease agreement provides terms compa-rable to other lease agreements entered into by the Company.

In April 1997, the Company issued and sold 714,286 shares of Series C Preferred Stock to Medtronic Asset Management, Inc., an investment entity of Medtronic, at a purchase price of $7.00 per share. In connection with this transaction, the Company granted to Medtronic exclusive distribution rights over certain of the Company's products and devices in the European Union, Australia, Southeast Asia and certain other areas until April 21, 2000.

In June 1997, the Company granted options to purchase 100,000 shares of the Company's Common Stock to Donald Bruce at an exercise price of $0.70 per share. One-fourth of the shares subject to the option shall become exercisable at the end of one year and 1/48 of such shares shall become exercisable at the end of each month thereafter.

In August 1997, the Company granted options to Stephen M. Rudy, Donald Bruce and Stuart D. Edwards to purchase 25,000, 25,000 and 100,000 shares of the Company's Common Stock, respectively, each at an exercise price of $3.00 per share. In each case, one-fourth of the shares subject to the option shall become exercisable at the end of one year and 1/48 of such shares shall become exercisable at the end of each month thereafter.

In August 1997, the Company granted options to purchase 225,000 shares of the Company's Common Stock to Robert E. McNamara at an exercise price of $3.00 per share. One-fourth of the shares subject to the option shall become exercisable at the end of six months and 1/42 of the remaining shares shall become exercis-able at the end of each month thereafter.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Common Stock as of September 30, 1997, giving effect to the Preferred Stock Conversion, and as adjusted to reflect the sale of Common Stock offered by the Company hereby for (i) each person who is known by the Company to own beneficially more than five percent of the Common Stock, (ii) each of the Company's directors, (iii) the Company's Chief Executive Officer and (iv) all of the Company's directors and executive officers as a group.

                                            SHARES BENEFICIALLY OWNED(1)
                                           ----------------------------------
                                                         PERCENT    PERCENT
                                                         BEFORE      AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER         NUMBER     OFFERING   OFFERING
------------------------------------       ------------ ---------- ----------
INVESCO Trust Company(2)                      1,000,000      11.3%       7.8%
 Attn: Buck Phillips
 7800 East Union Avenue, Suite 1100
 Denver, CO 80237
Entities affiliated with The Travelers        1,000,000      11.3%       7.8%
 Companies(3)
 Attn: Don Scudder
 The Travelers Companies
 One Tower Square
 Hartford, CT 06183
Stuart D. Edwards                               808,500       9.2%       6.3%
 Somnus Medical Technologies, Inc.
 285 N. Wolfe Road
 Sunnyvale, CA 94086
Medtronic Asset Management, Inc.(4)             714,286       8.1%       5.6%
 7000 Central Avenue, NE
 Minneapolis, MN 55432-3576
HPB Associates, L.P.                            666,667       7.6%       5.2%
 Attn: Howard Berkowitz
 888 Seventh Avenue
 New York, NY 10106
David L. Douglass                               500,000       5.7%       3.9%
 Delphi Ventures
 3000 Sand Hill Road
 Building 1, Suite 135
 Menlo Park, CA 94025
Ronald G. Lax                                   300,000       3.4%       2.3%
 Somnus Medical Technologies, Inc.
 285 N. Wolfe Road
 Sunnyvale, CA 94086
David B. Musket(5)                              222,533       2.5%       1.7%
 Musket Research Associates
 125 Cambridgepark Drive
 Cambridge, MA 02140
Eric N. Doelling(6)                             106,500       1.2%         *
David Illingworth(7)                             10,833         *          *
Woodrow A. Myers, Jr., M.D.(8)                    2,500         *          *
All directors and executive officers as a
 group (12 persons)(4)(5)(6)(7)(9)            2,125,866      23.8%      16.5%

-------
 * Represents beneficial ownership of less than one percent.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Beneficial ownership also includes shares of stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days after the date of this table. Except as indicated by footnote, and subject to community property laws where applica-ble, to the knowledge of the Company, all persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,816,214 shares of Common Stock outstanding as of September 30, 1997 and 12,816,214 shares of Common Stock outstanding upon consummation of the Offering.

(2) These shares are owned by the Global Health Sciences Fund, a mutual fund company advised by INVESCO Trust Company. INVESCO Trust Company has full voting and investment authority for these shares and is therefore the beneficial owner.

(3) Consists of 450,000 shares held by The Travelers Insurance Company, 440,000 shares held by The Travelers Indemnity Company, 60,000 shares held by The Phoenix Insurance Company and 50,000 shares held by The Travelers Life and Annuity Company.

(4) Does not include shares of Common Stock that Medtronic may purchase in the Offering. Medtronic has indicated a non-binding intention to purchase up to $5,000,000 of Common Stock in the Offering (up to 476,190 shares). If Medtronic purchases 476,190 shares in the Offering, it will beneficially own 9.3% of the Common Stock outstanding after the Offering. See "Underwriting."

(5) Includes 85,600 shares held by MedCap I Corp. and 41,100 shares held by ProMed Partners, L.P. Mr. Musket is a managing Member of ProMed Management, LLC which manages both MedCap I Corp. and ProMed Partners, L.P. and disclaims bene-ficial ownership of the shares held by such entities except to the extent of his proportionate ownership interest therein. Also includes options to purchase up to 10,833 shares exercisable within 60 days after September 30, 1997.

(6) Includes options to purchase up to 25,000 shares exercisable within 60 days after September 30, 1997.

(7) Consists of options to purchase up to 10,833 shares exercisable within 60 days after September 30, 1997.

(8) Consists of options to purchase up to 2,500 shares exercisable within 60 days after September 30, 1997.

(9) Includes options to purchase up to 51,250 shares exercisable within 60 days after September 30, 1997.

                          DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company will consist of 50,000,000 shares of Common Stock and 5,000,000 shares of Preferred Stock after giving effect to the amendment of the Company's Restated Certificate of Incorporation upon the consummation of the Offering.

The following summary of certain provisions of the Common Stock and Preferred Stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorpora-tion which is included as an exhibit to the Registration Statement of which this Prospectus is a part, and by the provisions of applicable law.

COMMON STOCK

As of September 30, 1997, there were 8,816,214 shares of Common Stock out-standing (assuming the Preferred Stock Conversion on a one-for-one basis) which were held of record by 108 stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available for that purpose. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock.

PREFERRED STOCK

Effective upon the consummation of the Offering, the Company will be authorized to issue 5,000,000 shares of undesignated Preferred Stock, none of which will be outstanding. The Board of Directors will have the authority, subject to any limitations prescribed by law, without further action by the stockholders, to issue the undesignated Preferred Stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued shares of undesignated Preferred Stock and to fix the number of shares constituting any series and the designation of such series.

The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders, may discourage bids for the Company's Common Stock at a premium over the market price of the Common Stock and may adversely affect the market price of, and the voting and other rights of the holders of, Common Stock. At present, the Company has no plans to issue any of the Preferred Stock.

WARRANTS

As of September 30, 1997, the Company had outstanding warrants to purchase 37,500 shares of Preferred Stock at $1.00 per share, expiring in June 2006, and 25,000 shares of Preferred Stock at $3.00 per share, expiring in October 2001. Each warrant is exercisable immediately and contains provisions for the adjust-ment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant under certain circumstances, including stock dividends, stock splits, reorganizations and reclassifications. Each warrant may be exer-cised, without the payment of cash, for a number of shares of Preferred Stock determined pursuant to a net issue exercise formula contained in the warrant. Each warrant holder has certain registration rights. In addition, the terms of the warrants provide that upon the consummation of the Offering, the warrants will become exercisable for shares of Common Stock. See "Registration Rights of Certain Holders."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

The holders of 5,937,358 shares (the "Registrable Securities") of Common Stock (including up to 62,500 shares of Common Stock issuable upon exercise of out-standing warrants) or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. These rights are provided under the terms of agreements between the Company and the holders of the Registrable Securities. Subject to certain limitations in such agreements and to the Lock-up Agreements, the holders of at least a majority of the Registrable Securities may require, on two occasions beginning three months after the date of this Prospectus, that the Company use its best efforts to register the Registrable Securities for public resale. In addition, if the Com-pany registers any of its Common Stock either for its own account or for the account of other security holders, the holders of Registrable Securities are entitled to include their shares of Common Stock in the registration, subject to the ability of the underwriters to limit the number of shares included in such offering. The holders of at least five percent of the Registrable Securi-ties may also require the Company to register all or a portion of their Registrable Securities on Form S-3 when use of such form becomes avail-able to the Company, provided, among other limitations, that the proposed aggregate selling price (net of any underwriters' discounts or commissions) is at least $1 million. All registration expenses must be borne by the Company and all selling expenses relating to Registrable Securities must be borne by the holders of the securities being registered.

DELAWARE LAW AND CERTAIN CHARTER PROVISIONS

The Company is subject to the provisions of Section 203 of the Delaware Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combina-tion is approved in a prescribed manner. For purposes of Section 203, a "busi-ness combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stock-holder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

The Company's Amended and Restated Certificate of Incorporation and Bylaws also require that, effective upon the consummation of the Offering, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board or the Chief Executive Officer. The Company's Amended and Restated Certificate of Incorporation will also provide for a classified Board which will be instituted at such time as the Company is no longer subject to
Section 2115 of the California Corporations Code and specifies that the authorized number of directors may be changed only by an amendment to the Bylaws, duly adopted by the Board of Directors or the stockholders, or by a duly adopted amendment to the Certificate of Incorporation. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company. See "Management--Board Composition."

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is American Securities Transfer & Trust, Inc.

                        SHARES ELIGIBLE FOR FUTURE SALE

Prior to the Offering, there has been no market for the Common Stock of the Company. Future sales of substantial amounts of Common Stock of the Company in the public market could materially and adversely affect the prevailing market price of the Common Stock and the ability of the Company to raise equity cap-ital in the future.

Upon consummation of the Offering, the Company will have 12,816,214 shares of Common Stock outstanding, assuming no exercise of options after September 30, 1997. Of these shares, the 4,000,000 shares sold in the Offering will be freely tradable without restriction under the Securities Act, unless held by "affili-ates" of the Company, as that term is defined in Rule 144 under the Securities Act. The remaining 8,816,214 shares of Common Stock held by existing stock-holders are "restricted securities" within the meaning of the Securities Act. The holders of the Restricted Shares have entered into Lock-up Agreements under which such holders have agreed, subject to certain exceptions, not to sell, directly or indirectly, or otherwise dispose of any of their shares for a period of 180 days after the date of this Prospectus without the prior written consent of J.P. Morgan Securities Inc. See "Underwriting." J.P. Morgan Securi-ties Inc. may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to the Lock-up Agreements. As a result of the Lock-up Agreements and the provisions of Rules 144 and 701 promulgated under the Securities Act upon consummation of the Offering, the Restricted Shares will be available for sale in the public market as follows: (i) no Restricted Shares will be eligible for immediate sale on the date of this Pro-spectus, (ii) 8,739,054 Restricted Shares will be eligible for sale 180 days after the date of the Prospectus upon expiration of the Lock-up Agreements and
(iii) the remaining 77,160 Restricted Shares will be eligible for sale at var-ious times over a period less than one year following the completion of the Offering, subject to volume limitations pursuant to Rule 144. As of September 30, 1997, 2,507,754 shares were issuable upon exercise of currently outstanding options, all of which are subject to 180 day lock-up agreements. Of these shares, 700,897 will be vested 180 days after the date of the Prospectus. As of September 30, 1997, 62,500 shares were issuable upon exercise of currently out-standing warrants, all of which are subject to the Lock-up Agreements. All of these shares will become eligible for sale in the public market 180 days after the date of this Prospectus upon expiration of the Lock-up Agreements.

After the Offering, the holders of approximately 5,937,358 shares of Common Stock (including up to 62,500 shares of Common Stock issuable upon exercise of outstanding warrants) will be entitled to certain demand and piggyback rights with respect to registration of such shares under the Securities Act upon ter-mination of the Lock-up Agreements. If such holders, by exercising their demand registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. In addition, the Company intends to file a Registration Statement on Form S-8 to register shares of Common Stock issuable upon exercise of options granted under the 1996 Plan and Director Plan and sold pursuant to the 1997 Purchase Plan. Following the filing of the Form S-8, shares of Common Stock issued under such plans will be available for sale in the public market, subject to the Rule 144 volume limitations as applicable to affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner, except an affiliate) is enti-tled to sell in "broker's transactions" or to market makers, within any three-month period commencing 90 days after the date of this Prospectus, a number of shares that does not exceed the greater of (i) one percent of the number of shares of Common Stock then outstanding (approximately 128,000 shares immedi-ately after the Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are generally subject to certain manner of sale provisions and notice requirements and to the avail-ability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner, except an affiliate), is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Under Rule 701 under the Securities Act, per-sons who purchase shares upon exercise of options granted prior to the effec-tive date of the Offering are entitled to sell such shares 90 days after the effective date of the Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice provisions of Rule 144.

                                  UNDERWRITING

The Underwriters named below (the "Underwriters"), for whom J.P. Morgan Securities Inc., UBS Securities LLC and Smith Barney Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the underwriting agreement between the Company and the representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite their names below:

                                                                       ---------
                                                                          NUMBER
UNDERWRITERS                                                           OF SHARES
------------                                                           ---------
J.P. Morgan Securities Inc. .......................................... 1,013,334
UBS Securities LLC.................................................... 1,013,333
Smith Barney Inc. .................................................... 1,013,333
Bear, Stearns & Co. Inc. .............................................   160,000
BT Alex. Brown Incorporated ..........................................   160,000
Dain Bosworth Incorporated ...........................................   160,000
Piper Jaffray Inc. ...................................................   160,000
Charles Schwab & Co., Inc.............................................   160,000
Wessels, Arnold & Henderson, L.L.C. ..................................   160,000
                                                                       ---------
  Total .............................................................. 4,000,000
                                                                       =========

The nature of the Underwriters' obligations under the Underwriting Agreement is such that all of the Common Stock being offered, excluding shares covered by the over-allotment option granted to the Underwriters, must be purchased if any are purchased.

The Representatives have advised the Company that the several Underwriters pro-pose to offer the Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus and may offer the Common Stock to selected dealers at such price less a concession not to exceed $0.44 per share. The Underwriters may allow, and such dealers may reallow, a conces-sion to other dealers not to exceed $0.10 per share. After the public offering of the Common stock, the public offering price and other selling terms may be changed by the Representatives.

The Company has granted the Underwriters an option, exercisable within 30 days after the date of this Prospectus, to purchase up to 600,000 additional shares of Common Stock from the Company at the same price per share to be paid by the Underwriters for the other shares offered hereby. If the Underwriters purchase any such additional shares pursuant to the option, each of the Underwriters will be committed to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may exercise the option only to cover over-allotments, if any, made in connection with the distribution of the Common Stock offered hereby.

Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price are prevailing market conditions, the market valuations of certain publicly traded companies, the Company's past and present financial performance and revenues and earnings of comparable companies in recent periods, estimates of the business potential and prospects of the Company, the experience of the Company's management and the position of the Company in its industry.

The Representatives have informed the Company that the Underwriters will not confirm, without prior specific written approval, sales to their customer accounts as to which they have discretionary trading power.

The Company and current stockholders, who in the aggregate hold 100% of the Common Stock outstanding immediately prior to the consummation of the Offering, have agreed not to offer, sell or otherwise dispose of any Common Stock or any securities convertible into Common Stock or register for sale under the Securi-ties Act any Common Stock for a period of 180 days after date of this Pro-spectus without the prior written consent of J.P. Morgan Securities Inc., except that, without such consent, the Company may issue Common Stock and grant options pursuant to the Stock Plans and issue Common Stock pursuant to the exercise of outstanding warrants and the current stockholders of the Company who are not executive officers or directors of the Company may sell Common Stock acquired in the Offering or in the open market. See "Shares Eligible for Future Sale."

The Company has agreed to indemnify the Underwriters against certain liabili-ties, including liabilities under the Securities Act, or to contribute to pay-ments the Underwriters may be required to make in respect thereof.

The Underwriters have represented and agreed that (i) they have not offered or sold and, prior to the expiry of the period of six months from the closing of the Offering, will not offer or sell, any shares of Common Stock to persons in the United Kingdom, except persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public within the meaning of the Public Offers of Securities Regulations 1995, (ii) they have complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by them in relation to the Offering in, from or otherwise involving the United Kingdom and (iii) they have only issued or passed on, and will only issue and pass on, in the United Kingdom any document received by them in connection with the Offering to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisement) (Exemptions) Order 1995 or is a person to whom such document may otherwise lawfully be issued or passed on.

Application has been made to have the Common Stock quoted on The Nasdaq National Market under the trading symbol "SOMN."

At the Company's request, the Underwriters have reserved up to 5% of the Common Stock offered for sale at the initial public offering price to the Company's employees, their relatives and other persons having business relationships with the Company. The number of shares of Common Stock available for sale to other members of the public will be reduced to the extent that these persons purchase such reserved shares. Any reserved shares not purchased will be offered by the Underwriters on the same basis as the other shares offered hereby.

Medtronic has indicated its non-binding intention to purchase up to $5,000,000 of Common Stock in the Offering (up to 476,190 shares). However, the number of shares allocated to Medtronic is subject to the discretion of the Underwriters and, accordingly, such allocation may be below the amount Medtronic may request to purchase in the Offering.

In connection with the Offering, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock offered hereby. Specifically, the Underwriters may overallot in connection with the Offering, creating a syndicate short position. In addition, the Under-writers may bid for, and purchase, Common Stock in the open market to cover syndicate short positions created in connection with the Offering or to stabi-lize the price of the Common Stock. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing Common Stock in the Offer-ing, if the syndicate repurchases previously distributed Common Stock in the market to cover overallotments or to stabilize the price of the Common Stock. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in any of these activities, and may end any of them at any time.

In view of the fact that persons affiliated or associated with Smith Barney beneficially own more than 10% of the common equity of the Company, the Offering is being conducted in accordance with the NASD's Conduct Rule 2720 which provides that the offering price to the public may not be higher than that recommended by a "qualified independent underwriter" who has participated in the preparation of the registration statement and prospectus and has exer-cised the usual standards of "due diligence" with respect thereto. J.P. Morgan Securities Inc., has agreed to serve as "qualified independent underwriter" and the offering price to the public will not be higher than the price recommended by J.P. Morgan Securities Inc.

                                 LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. Cahill Gordon & Reindel, a partnership including a profes-sional corporation, is acting as counsel for the Underwriters in connection with certain legal matters relating to the shares of Common Stock offered hereby. As of the date of this Prospectus, certain members, associates and investment partnerships of Wilson Sonsini Goodrich & Rosati, Professional Cor-poration, beneficially own 138,333 shares of the Common Stock of the Company.

                                    EXPERTS

The consolidated financial statements of Somnus Medical Technologies, Inc. at December 31, 1996 and for the period from inception (January 19, 1996) to December 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

The statements in this Prospectus under the captions "Risk Factors--Dependence Upon Patents and Proprietary Technology; Risk of Infringement" and "Business-- Dependence upon Patents and Propriety Technology; Risk of Infringement" have been reviewed and approved by Wilson Sonsini Goodrich & Rosati, Professional Corporation, as experts in such matters, and are included herein in reliance upon such review and approval.

                             ADDITIONAL INFORMATION

The Company has filed with the Securities and Exchange Commission (the "Commission"), in Washington, D.C. 20549, a Registration Statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which is part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and Common Stock offered hereby, reference is made to the Registration Statement and such exhibits and schedules filed therewith, which may be inspected without charge at, or copies of such material may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement and such exhibits and schedules are also available on the Commission's Web site (http://www.sec.gov). Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Ernst & Young LLP, Independent Auditors........................... F-2
Consolidated Balance Sheets................................................. F-3
Consolidated Statements of Operations....................................... F-4
Consolidated Statement of Stockholders' Equity.............................. F-5
Consolidated Statements of Cash Flows....................................... F-6
Notes to Consolidated Financial Statements.................................. F-7

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Somnus Medical Technologies, Inc.

  We have audited the accompanying consolidated balance sheet of Somnus Medical Technologies, Inc. as of December 31, 1996, and the related consolidated state-ment of operations, stockholders' equity, and cash flows for the period from inception (January 19, 1996) to December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing stan-dards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of mate-rial misstatement. An audit includes examining, on a test basis, evidence sup-porting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement pre-sentation. We believe that our audit provides a reasonable basis for our opin-ion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Somnus Medical Technologies, Inc. at December 31, 1996, and the consolidated results of its operations and its cash flows for the period from inception (January 19, 1996) to December 31, 1996, in conformity with generally accepted accounting principles.

                                        /s/ ERNST & YOUNG LLP

Palo Alto, California
March 7, 1997
except for Note 8,
as to which the date is
September 4, 1997

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                    -----------------------------------------
                                                                     PRO FORMA
                                                                 STOCKHOLDERS'
                                           AS OF          AS OF      EQUITY AT
                                    DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                            1996           1997           1997
                                    ------------  -------------  -------------
                                                          (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents          $ 8,828,708   $  7,012,900
 Accounts receivable, net of allow-
  ance for doubtful accounts of
  $50,000 at September 30, 1997              --        346,257
 Accounts receivable from officer        12,359          6,959
 Inventories                                 --        116,882
 Other current assets                    45,790         37,683
                                     -----------   ------------
Total current assets                  8,886,857      7,520,681
Property and equipment, net           1,140,168      1,998,562
Other assets                              3,840        364,090
                                     -----------   ------------
                                    $10,030,865   $  9,883,333
                                     ===========   ============
LIABILITIES AND STOCKHOLDERS'
 EQUITY
Current liabilities:
 Accounts payable and accrued lia-
  bilities                          $   632,183   $  1,973,694
 Accrued employee benefits               69,169        305,124
 Current obligations under lease
  line of credit                        203,137        500,594
                                     -----------   ------------
Total current liabilities               904,489      2,779,412
Long-term obligations under lease
 line of credit                         773,482      2,147,499
Commitments
Stockholders' equity:
 Convertible preferred stock, par
  value $0.001 per share, 5,371,660
  shares authorized at December 31,
  1996 and 6,196,660 shares at
  September 30, 1997 (unaudited);
  pro forma unaudited: 5,000,000
  shares authorized, no shares
  outstanding, issuable in series:
 Series A: 1,871,660 shares
  designated, 1,784,160 shares
  issued and outstanding at
  December 31, 1996 and September
  30, 1997 (unaudited); aggregate
  liquidation preference of
  $1,784,160; pro forma unaudited:
  no shares outstanding                   1,784          1,784   $         --
 Series B: 3,500,000 and 3,525,000
  shares designated at December 31,
  1996 and September 30, 1997
  (unaudited), respectively;
  3,500,000 shares issued and
  outstanding at December 31, 1996
  and September 30, 1997
  (unaudited); aggregate
  liquidation preference of
  $10,500,000; pro forma unaudited:
  no shares outstanding                   3,500          3,500             --
 Series C: 800,000 shares
  designated, 714,286 shares issued
  and outstanding at September 30,
  1997 (unaudited); aggregate
  liquidation preference of
  $5,000,002; pro forma unaudited:
  no shares outstanding                      --            714             --
 Common stock, 20,000,000 shares
  authorized, par value $0.001 per
  share, shares issued and
  outstanding: 2,463,125 and
  2,817,768 shares at December 31,
  1996 and September 30, 1997
  (unaudited), respectively; pro
  forma unaudited: 50,000,000
  shares authorized, 8,816,214
  shares issued and outstanding           2,463          2,818          8,816
 Additional paid-in capital          11,969,044     21,010,954     21,010,954
 Receivable from stockholder             (2,500)            --             --
 Deferred stock compensation           (524,280)    (3,894,944)    (3,894,944)
 Accumulated deficit                 (3,097,117)   (12,168,404)   (12,168,404)
                                     -----------   ------------   ------------
Total stockholders' equity            8,352,894      4,956,422   $  4,956,422
                                     -----------   ------------   ============
                                    $10,030,865   $  9,883,333
                                     ===========   ============

See accompanying notes.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  ------------------------------------------
                                   PERIOD FROM    PERIOD FROM
                                     INCEPTION      INCEPTION
                                  (JANUARY 19,   (JANUARY 19,    NINE MONTHS
                                      1996) TO       1996) TO          ENDED
                                  DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                          1996           1996           1997
                                  ------------  -------------  -------------
                                                        (UNAUDITED)
Total revenues                     $        --    $        --    $ 1,100,164
Manufacturing start-up costs and       403,088
 costs of revenues                                    174,242      1,968,775
                                   -----------    -----------    -----------
Gross loss                            (403,088)      (174,242)      (868,611)
Operating expenses:
 Research and development            1,303,424        663,423      4,095,190
 Sales and marketing                   237,326        169,596      1,514,794
 General and administrative          1,251,686        729,726      2,824,341
                                   -----------    -----------    -----------
Total operating expenses             2,792,436      1,562,745      8,434,325
                                   -----------    -----------    -----------
Loss from operations                (3,195,524)    (1,736,987)    (9,302,936)
Interest income                        122,325         10,499        329,851
Interest expense                       (23,918)            --       (120,142)
Other income                                --             --         21,940
                                   -----------    -----------    -----------
Net loss                           $(3,097,117)   $(1,726,488)   $(9,071,287)
                                   ===========    ===========    ===========
Pro forma net loss per share       $     (0.34)   $     (0.20)   $     (0.90)
                                   ===========    ===========    ===========
Shares used in computing pro         9,067,368
 forma net loss per share                           8,731,908     10,073,748
                                   ===========    ===========    ===========


See accompanying notes.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
         PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30, 1997

                  ---------------------------------------------------------------------------------------------------------
                            CONVERTIBLE PREFERRED STOCK
                  ------------------------------------------------
                      SERIES A         SERIES B        SERIES C      COMMON STOCK    ADDITIONAL  RECEIVABLE      DEFERRED
                  ---------------- ---------------- -------------- ----------------     PAID-IN        FROM         STOCK
                     SHARES AMOUNT    SHARES AMOUNT  SHARES AMOUNT    SHARES AMOUNT     CAPITAL STOCKHOLDER  COMPENSATION
                  --------- ------ --------- ------ ------- ------ --------- ------ ----------- -----------  ------------
Issuance of
 common stock to
 founders at
 $0.001 per
 share in
 exchange for
 cash and
 technology              -- $   --        -- $   --      --   $ -- 2,335,000 $2,335 $        --      $   --   $        --
Issuance of
 common stock at
 $0.10 per share
 for services            --     --        --     --      --     --    30,000     30       2,970          --            --
Issuance of
 Series A
 convertible
 preferred stock
 at $1.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $16,328       1,784,160  1,784        --     --      --     --        --     --   1,766,048          --            --
Issuance of
 Series B
 convertible
 preferred stock
 at $3.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $845,468             --     -- 3,500,000  3,500      --     --        --     --   9,651,032          --            --
Issuance of
 common stock
 upon exercise
 of stock
 options for
 cash,
 receivable and
 associated
 compensation
 related to 1996
 stock option
 grants                  --     --        --     --      --     --    98,125     98     548,994      (2,500)     (524,280)
Net loss                 --     --        --     --      --     --        --     --          --          --            --
                  --------- ------ --------- ------ -------   ---- --------- ------ -----------      ------   -----------
Balances at
 December 31,
 1996             1,784,160  1,784 3,500,000  3,500      --     -- 2,463,125  2,463  11,969,044      (2,500)     (524,280)
Issuance of
 Series C
 convertible
 preferred stock
 at $7.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $60,926
 (unaudited)             --     --        --     -- 714,286    714        --     --   4,939,362          --            --
Issuance of
 common stock
 upon exercise
 of stock
 options for
 cash
 (unaudited)             --     --        --     --      --     --   354,643    355      53,323          --            --
Repayment of
 receivable from
 stockholder
 (unaudited)             --     --        --     --      --     --        --     --          --       2,500            --
Deferred
 compensation
 related to
 grant of stock
 options
 (unaudited)             --     --        --     --      --     --        --     --   4,049,225          --    (4,049,225)
Amortization of
 deferred
 compensation
 (unaudited)             --     --        --     --      --     --        --     --          --          --       678,561
Net loss
 (unaudited)             --     --        --     --      --     --        --     --          --          --            --
                  --------- ------ --------- ------ -------   ---- --------- ------ -----------      ------   -----------
Balances at
 September 30,
 1997
 (unaudited)      1,784,160 $1,784 3,500,000 $3,500 714,286   $714 2,817,768 $2,818 $21,010,954      $   --   $(3,894,944)
                  ========= ====== ========= ====== =======   ==== ========= ====== ===========      ======   ===========

                  ---------------------------


                                         TOTAL
                    ACCUMULATED  STOCKHOLDERS'
                        DEFICIT         EQUITY
                   ------------  -------------
Issuance of
 common stock to
 founders at
 $0.001 per
 share in
 exchange for
 cash and
 technology        $         --   $      2,335
Issuance of
 common stock at
 $0.10 per share
 for services                --          3,000
Issuance of
 Series A
 convertible
 preferred stock
 at $1.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $16,328                  --      1,767,832
Issuance of
 Series B
 convertible
 preferred stock
 at $3.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $845,468                 --      9,654,532
Issuance of
 common stock
 upon exercise
 of stock
 options for
 cash,
 receivable and
 associated
 compensation
 related to 1996
 stock option
 grants                      --         22,312
Net loss             (3,097,117)    (3,097,117)
                   ------------   ------------
Balances at
 December 31,
 1996                (3,097,117)     8,352,894
Issuance of
 Series C
 convertible
 preferred stock
 at $7.00 per
 share in
 exchange for
 cash, net of
 issuance costs
 of $60,926
 (unaudited)                 --      4,940,076
Issuance of
 common stock
 upon exercise
 of stock
 options for
 cash
 (unaudited)                 --         53,678
Repayment of
 receivable from
 stockholder
 (unaudited)                 --          2,500
Deferred
 compensation
 related to
 grant of stock
 options
 (unaudited)                 --             --
Amortization of
 deferred
 compensation
 (unaudited)                 --        678,561
Net loss
 (unaudited)       $ (9,071,287)  $ (9,071,287)
                   ------------   ------------
Balances at
 September 30,
 1997
 (unaudited)       $(12,168,404)  $  4,956,422
                   ============   ============

See accompanying notes.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                   ------------------------------------------
                                    PERIOD FROM    PERIOD FROM
                                      INCEPTION      INCEPTION
                                   (JANUARY 19,   (JANUARY 19,    NINE MONTHS
                                       1996) TO       1996) TO          ENDED
                                   DECEMBER 31,  SEPTEMBER 30,  SEPTEMBER 30,
                                           1996           1996           1997
                                   ------------  -------------  -------------
                                                         (UNAUDITED)
CASH FLOWS USED IN OPERATING
 ACTIVITIES
Net loss                            $(3,097,117)   $(1,726,488)   $(9,071,287)
Adjustments to reconcile net loss
 to net cash used in operating
 activities:
  Amortization of deferred
   compensation                              --             --        678,561
  Depreciation and amortization         142,662         41,202        381,180
  Issuance of stock for noncash
   consideration                         25,350             --             --
  Changes in operating assets and
   liabilities:
  Other current assets                  (45,790)       (70,934)        13,507
  Accounts receivable                   (12,359)       (17,986)      (346,257)
  Inventories                                --             --       (116,882)
  Other assets--noncurrent               (3,840)        (3,069)      (360,250)
  Accounts payable and accrued
   liabilities                          632,183        396,156      1,341,511
  Accrued employee benefits              69,169         72,660        235,955
                                    -----------    -----------    -----------
Net cash used in operating
 activities                          (2,289,742)    (1,308,459)    (7,243,962)
CASH FLOWS USED IN INVESTING
 ACTIVITIES
Capital expenditures                 (1,282,830)      (808,204)    (1,239,574)
CASH FLOWS PROVIDED BY FINANCING
 ACTIVITIES
Proceeds from issuance of
 preferred stock                     11,422,364     10,566,699      4,940,076
Proceeds from issuance of common
 stock                                    2,297          1,985         53,678
Repayment of shareholder loan                --             --          2,500
Proceeds from borrowings under
 lease line of credit, net of
 repayments                             976,619        499,850      1,671,474
                                    -----------    -----------    -----------
Net cash provided by financing
 activities                          12,401,280     11,068,534      6,667,728
                                    -----------    -----------    -----------
Net increase (decrease) in cash
 and cash equivalents                 8,828,708      8,951,871     (1,815,808)
Cash and cash equivalents,
 beginning of period                         --             --      8,828,708
                                    -----------    -----------    -----------
Cash and cash equivalents at end
 of period                          $ 8,828,708    $ 8,951,871    $ 7,012,900
                                    ===========    ===========    ===========
SUPPLEMENTAL DISCLOSURE OF CASH
 FLOW INFORMATION
Cash paid for interest              $    23,918    $        --    $   329,684
                                    ===========    ===========    ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING AND FINANCING
 ACTIVITIES
Property and equipment acquired
 under lease line of credit         $   976,619    $   499,850    $ 2,215,995
                                    ===========    ===========    ===========
Issuance of Series B preferred
 stock in exchange for services     $   179,990    $        --    $        --
                                    ===========    ===========    ===========

See accompanying notes.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization, Ownership and Business

  Somnus Medical Technologies, Inc. (the "Company"), originally Sleep Technologies, Inc., was incorporated in Delaware on January 19, 1996. The Company designs, develops, manufactures and markets medical devices that utilize proprietary radiofrequency technology for the treatment of upper airway disorders. The Company's Somnoplasty System is intended to offer minimally-invasive, curative treatment alternatives for disorders of the upper airway, including snoring, obstructive sleep apnea, enlarged turbinates and enlarged tonsils. In 1996, the Company established Somnus Medical Technologies Pty. Ltd. in Australia for purposes of conducting clinical research studies on behalf of the Company. Collectively, the entities are referred to as the Company.

  Since inception, the Company's principal activities have been recruiting personnel, raising capital and performing research and development. Subse-quent to December 31, 1996, the Company received approval for the sale of its first product which generated $1,100,164 of revenue for the nine months ended September 30, 1997. Accordingly, the Company is no longer considered to be in the development stage.

  From incorporation through September 30, 1997 the Company has incurred an accumulated deficit of $12,168,404. Company activities have been financed through the private placement of equity securities and loans from a Company stockholder and founder who also serves as the Company's Chairman of the Board of Directors, Chief Executive Officer and President.

  In the long term, the Company plans to finance operations with revenues from product sales. The Company's ability to continue as a going concern is dependent upon additional financing and ultimately upon achieving profitable operations. In the event it is necessary, the management of the Company has the intent and believes it has the ability to delay or reduce expenditures so as not to require additional financial resources if such resources were not available.

  Basis of Presentation

  The consolidated financial statements include the accounts of Somnus Medical Technologies, Inc. and Somnus Medical Technologies Pty. Ltd. All significant intercompany accounts and transactions have been eliminated.

  Interim Financial Information

  The financial information at September 30, 1997 and for the period from inception (January 19, 1996) to September 30, 1996 and for the nine months ended September 30, 1997 is unaudited but includes all adjustments (consisting only of normal recurring adjustments) which the Company considers necessary for a fair presentation of the financial position at such date and the operating results and cash flows for those periods. Results of the September 30, 1997 period are not necessarily indicative of the results that may be expected for the entire year.

  Revenue Recognition

  The Company recognizes revenue at the time products are shipped. To date, no customers have been given contractual right of return or stock rotation privileges. Product returns and sales allowances (which were not signifi-cant through September 30, 1997) are estimated and provided for at the time of sale.

  Dependence on Sole Distributor and Suppliers

  All sales recorded to date have been made to the Company's sole distribu-tor, Medtronic, Inc. ("Medtronic"). The Distribution Agreement with Medtronic, entered into on April 21, 1997, is for a period of three years with defined minimum annual purchase requirements. The Agreement grants Medtronic exclusive distribution rights of certain of the Company's prod-ucts in the European Union, Australia, Southeast Asia and certain other areas until April 21, 2000 (see Note 8). Sales of approximately $668,000 were made to Medtronic's European operations and approximately $432,000 to customers primarily in the United States.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  The Company purchases what is currently its only commercially available radiofrequency ("RF") generator from a single-source supplier. Establishing additional or replacement suppliers for such generator or certain of the components used in the Company's products, if required, may not be accomplished quickly and could involve significant additional costs. Any supply interruption from suppliers or failure of the Company to obtain alternative suppliers for the generator or such components would limit the Company's ability to manufacture and sell its products and would have a material adverse effect on the Company's business, financial condition and results of operations.

  Net Loss Per Share

  Except as noted below, net loss per share is computed using the weighted-average number of common shares outstanding. Common equivalent shares from stock options and warrants are excluded from the computation as their effect is antidilutive, except that, pursuant to the Securities and Exchange Commission ("SEC") Staff Accounting Bulletins, common and common equivalent shares (stock options, warrants and convertible preferred stock) issued during the 12-month period prior to the initial filing of the registration statement relating to the proposed public offering at prices below the assumed public offering price have been included in the calculation as if they were outstanding for all periods presented (using the treasury stock method for stock options and warrants).

  Historical net loss per share information is as follows:

                                     ----------------------------------------
                                      PERIOD FROM   PERIOD FROM
                                        INCEPTION     INCEPTION
                                     (JANUARY 19,  (JANUARY 19,   NINE MONTHS
                                         1996) TO      1996) TO         ENDED
                                     DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30,
                                             1996          1996          1997
                                     ------------ ------------- -------------
                                                          (UNAUDITED)
   Net loss per share                 $   (0.40)    $   (0.23)    $   (1.09)
                                      =========     =========     =========
   Shares used in computing histor-
    ical net loss per share           7,805,075     7,643,571     8,289,588
                                      =========     =========     =========

  Pro forma net loss per share has been computed as described above and also gives effect, pursuant to SEC staff policy, to common equivalent shares from convertible preferred shares issued more than 12 months prior to the proposed initial public offering that will be converted upon completion of the Company's initial public offering (using the if-converted method) from the original date of issuance.

  In February 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share" ("Statement 128"), which is required to be adopted on December 31, 1997. At that time, the Company will be required to change the method currently used to compute earnings per share and to restate all prior periods. Under the new requirements for calculating primary earnings per share, the dilutive effect of stock options will be excluded. The impact of Statement 128 is expected to result in no change to the Company's historical net loss per share as stock options are antidilutive and therefore have been excluded from the current computation.

  Stock-Based Compensation

  The Company accounts for stock-based awards to employees and directors in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB Opinion No. 25") and has adopted the dis-closure-only alternative of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123").

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

  Accounting Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported results of operations during the reporting period. Actual results could differ from these estimates.

  Research and Development

  Research and development costs, which include clinical and regulatory costs, are charged to expense as incurred.

  Inventory

  Inventories are stated at the lower of cost, determined on an average cost basis, and market value. During the nine months ended September 30, 1997, the Company acquired inventory for the first time. Inventory at September 30, 1997 is stated net of reserves of $366,000 and primarily consists of finished goods.

  Property and Equipment

  Property and equipment are stated at cost, net of accumulated amortization and depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets. Equipment purchased under the Company's lease line of credit is amortized over the lesser of the lease term or the estimated useful lives of the related assets, which-ever is shorter.

  The Company adopted Statement of Financial Accounting Standard No. 121, "Accounting for the Impairment of Long-Lived Assets to Be Disposed of," effective January 19, 1996. The adoption did not have a material impact on the Company's financial statements.

  Cash and Cash Equivalents

  The Company considers all highly liquid investments with a maturity from date of purchase of three months or less to be cash equivalents. The Com-pany maintains deposits with a financial institution in the United States and invests its excess cash in U.S. government obligations and U.S. corpo-rate securities which bear minimal risk. The Company had no short-term investments at December 31, 1996 or September 30, 1997.

  Management determines the appropriate classification of debt securities in accordance with Statement No. 115, ("Accounting for Certain Investments in Debt and Equity Securities") at the time of purchase and reevaluates such designation as of each balance sheet date. At December 31, 1996 and September 30, 1997, all debt securities are designated as available-for-sale. Available-for-sale securities are carried at fair value, with the unrealized gains and losses reported in stockholders' equity. At December 31, 1996 and September 30, 1997, the fair value of investments approximates cost. The amortized cost of debt securities in this category is adjusted for amortization of premiums and accretion of discounts to maturity. Such amortization is included in interest income. Realized gains and losses and declines in value judged to be other-than-temporary on available-for-sale securities are included in interest income and have been immaterial in all periods presented. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available-for-sale are included in interest income.

  Concentration of Credit Risk

  The Company invests cash which is not required for immediate operating needs principally in a diversified portfolio of financial instruments issued by institutions with strong credit ratings. By policy, the amount of credit exposure to any one institution, with the exception of U.S. government-backed securities, is limited. These investments are not collateralized and mature within two years. The Company has not experienced significant losses on these investments.

  The Company's revenues and trade accounts receivable consist of shipments to one large, multinational distributor (see Note 8). The Company has not incurred any credit losses to date.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
       1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


2 PROPERTY AND EQUIPMENT

  Property and equipment consists of the following:

                                                   --------------------------
                                                   DECEMBER 31, SEPTEMBER 30,
                                                           1996          1997
                                                   ------------ -------------
                                                                  (UNAUDITED)
   Machinery and equipment                          $  632,690   $1,039,663
   Computer equipment                                  397,196      671,077
   Furniture and fixtures                               78,597      527,243
   Purchased software                                  174,347      284,421
                                                    ----------   ----------
                                                     1,282,830    2,522,404
   Less accumulated depreciation and amortization     (142,662)    (523,842)
                                                    ----------   ----------
   Property and equipment, net                      $1,140,168   $1,998,562
                                                    ==========   ==========

3 COMMITMENTS

  Long-term obligations consist of capital lease arrangements and secured borrowings used to acquire capital equipment. In 1996, the Company entered into $2 million equipment lease lines of credit, of which $1,023,381 remains available at December 31, 1996. The borrowings bear interest at Prime plus 1.5% to 2% (9.75% to 10.25% at December 31, 1996) and are secured by substantially all of the assets of the Company. The carrying value of these lease obligations approximate their fair value. The fair value was estimated using discounted cash flow analyses, based on the Company's estimate of what the borrowing rate for a similar type of borrowing arrangement would be.

  Included in computer equipment and office equipment, furniture and fixtures are assets with a cost and accumulated depreciation of approximately $976,619 and $122,701 respectively, acquired pursuant to these obligations.

  The lease line agreement contains certain financial covenants including maximum quarterly net losses, minimum ratios for liquidity and debt to tan-gible net worth and a minimum tangible net worth requirement. At December 31, 1996 the Company was in compliance with these covenants. In the quarter ended September 30, 1997, the Company exceeded the maximum permitted net loss under the covenant terms but has subsequently received a written waiver of the quarterly loss limitation for this period and expects to re-negotiate the terms of the financial covenant affecting maximum net losses on a prospective basis.

  In conjunction with equipment term loans, which were repaid prior to December 31, 1996, the Company issued warrants to purchase preferred stock (see Note 5).

  Future payments under equipment financing arrangements at December 31, 1996 are as follows:

                                      ---------------------
                                       OPERATING    CAPITAL
                                          LEASES     LEASES
                                      ---------- ----------
   Years ending December 31:
    1997                              $  348,000 $  258,511
    1998                                 405,000    388,034
    1999                                 417,000    355,466
    2000                                 429,000    124,993
    2001                                 441,000         --
    2002 and thereafter                  111,000         --
                                      ---------- ----------
   Total minimum payments             $2,151,000  1,127,004
                                      ==========
   Less amount representing interest               (150,385)
                                                 ----------
   Present value of minimum payments                976,619
   Less current portion                            (203,137)
                                                 ----------
   Long-term portion                             $  773,482
                                                 ==========

  During the nine months ended September 30, 1997, the Company entered into an additional $1 million equipment lease line of credit. A total of $284,005 remains available at September 30, 1997 from the various lease lines of credit.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


3 COMMITMENTS (CONTINUED)

  At December 31, 1996, the Company leased its facility under an operating lease agreement which expired on May 16, 1997. On February 12, 1997, the Company entered into a lease for new premises which expires on March 31, 2002.

  Rent expense was approximately $71,000 for the period from inception (Jan-uary 19, 1996) to December 31, 1996 and approximately $252,000 for the nine months ended September 30, 1997.

4 RELATED PARTY TRANSACTIONS

  The Company's operations, until the April 1996 issuance of Series A preferred stock, were funded by the Chief Executive Officer's private holding company, VidaCare International, Inc. ("VidaCare"). The expenses consisted primarily of payroll, consultant and legal costs incurred in the establishment of the corporation and initial research and development efforts. Of the $213,660 incurred by VidaCare, $63,660 was converted into 63,660 shares of Series A preferred stock in May 1996 and $150,000 was repaid in cash in April 1996.

  The Company's Series B preferred stock issuance in September 1996 included a finder's fee to an entity associated with a member of the board of direc-tors totaling 7% of the aggregate proceeds received by the Company from the sale of Series B preferred stock. The agreement included a provision which allowed the entity to receive not less than 25% of the fee owed by the Com-pany in equity or debt instruments in the Company. Pursuant to this clause, the total finder's fee owed of $710,233 was paid with 60,000 shares of Series B preferred stock valued at $3.00 per share and $530,233 in cash. This transaction has been included in the issuance costs of the Series B offering. Additionally, in connection with the Series B preferred stock financing, the entity associated with a director entered into an agreement with the Company whereby for each 1% of the shares actually sold in the Company's initial public offering that are purchased by investors or par-ties directly affiliated with the investors placed by the entity in the Series B preferred stock financing, the entity will be granted options or warrants to purchase 1,000 shares of common stock at a price equivalent to the initial public offering price. Such options or warrants, if issued, will have a five-year term and be entitled to anti-dilution and piggyback registration rights.

  During fiscal 1996, a company affiliated with a stockholder and member of the board of directors leased equipment with a value of $78,000 to the Com-pany. The lease agreement provides terms comparable to other lease agree-ments entered into by the Company.

5 STOCKHOLDERS' EQUITY

  Preferred Stock

  In April 1996, September 1996 and April 1997, the Company issued 1,784,160 Series A convertible preferred shares at a price of $1.00 per share, 3,500,000 Series B convertible preferred shares at a price of $3.00 per share and 714,286 Series C convertible preferred shares at a price of $7.00 per share, respectively.

  Each share of Series A, B and C convertible preferred stock is, at the option of the holder, convertible into one share of common stock, subject to certain adjustments for dilution, if any, resulting from future stock issuances. The outstanding shares of convertible preferred stock automatically convert into common stock immediately prior to the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $15,000,000 in gross proceeds and the price per share is at least $6.00.

  Series A, B and C convertible preferred stockholders are entitled to noncumulative dividends of $0.08 per share. Dividends will be paid only when declared by the board of directors out of legally available funds. No dividends have been declared or paid as of December 31, 1996 or September 30, 1997.

  The Series A, B and C convertible preferred stockholders are entitled to receive, upon liquidation, an amount per share equal to the issuance price, plus all declared but unpaid dividends. Thereafter, the remaining assets and funds, if any, shall be distributed pro rata among the common stock-holders.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)

5 STOCKHOLDERS' EQUITY (CONTINUED)

  The Series A, B and C convertible preferred stockholders have voting rights equal to the common shares issuable upon conversion.

  Common Stock

  The Company has sold 2,335,000 and 30,000 shares of common stock to founders for $0.001 and $0.10 per share, respectively, which certain shares are subject to repurchase rights which generally expire ratably over four years. Upon termination of service, any unvested shares may be repurchased by the Company at the issuance price. At September 30, 1997, 733,959 shares were subject to these repurchase rights held by the Company.

  The Company has reserved 5,998,446 shares of its common stock for issuance upon conversion of its Series A, B and C preferred stock and 3,350,000 shares of common stock for issuance under its 1996 Stock Option Plan at September 30, 1997.

  1996 Stock Plan

  Under the Company's 1996 Stock Plan (the "Plan"), which was adopted in March 1996, options may be granted for common stock or common stock may be issued, pursuant to actions by the board of directors, to eligible partici-pants. Options granted are either incentive stock options or nonstatutory stock options and are exercisable within the times or upon the events determined by the board of directors as specified in each option agreement. Incentive stock options granted under the Plan are at prices not less than 100% of the fair value at the date of grant, as determined by the board of directors. Nonstatutory options granted under the plan are at prices not less than 85% of the fair value on the date of the grant, as determined by the board of directors. Stock options granted to a 10% stockholder shall not be less than 110% of the fair value at the date of grant. Stock sold under issuances is subject to repurchase by the Company upon termination of the purchasers employment or services at the price paid upon issuance. Options granted generally vest over a period of four years, with 25% of the options vesting on the first anniversary of the grant. The term of the plan is ten years.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

  The effect of applying the minimum value method of FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("FAS 123") to the Company's stock option grants did not result in pro forma net loss that is materially different from historical amounts reported. Therefore, such pro forma disclosure information is not separately presented herein. Future pro forma net income and earnings/loss per share results may be materially different from actual amounts reported.

  The fair value of each option is estimated on the date of grant using the minimum value method with the following weighted-average assumptions: no dividends, an expected life of between three and four years, nominal vola-tility and a risk-free interest rate of 5.3% for fiscal 1996.

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


5 STOCKHOLDERS' EQUITY (CONTINUED)

  The following table summarizes stock option activity:

                                      ----------------------------------------
                                                  OUTSTANDING STOCK OPTIONS
                                                  ----------------------------
                                                                     WEIGHTED-
                                                                       AVERAGE
                                          SHARES   NUMBER OF    EXERCISE PRICE
                                       AVAILABLE      SHARES         PER SHARE
                                      ----------  -----------  ---------------
   Original authorization of shares      865,000           --              --
    Additional shares authorized for
     issuance                          1,055,000           --              --
    Options granted                   (1,751,550)   1,751,550   $        0.17
    Options exercised                        --       (98,125)  $        0.10
    Options canceled                      15,625      (15,625)  $        0.10
                                      ----------  -----------   -------------
   Balance at December 31, 1996          184,075    1,637,800   $        0.17
    Additional shares authorized for
     issuance (unaudited)              1,430,000           --              --
    Options granted (unaudited)       (1,434,400)   1,434,400   $        3.32
    Options exercised (unaudited)             --     (354,643)  $        0.14
    Options canceled (unaudited)         209,803     (209,803)  $        0.45
                                      ----------  -----------   -------------
   Balance at September 30, 1997
    (unaudited)                          389,478    2,507,754   $        1.95
                                      ==========  ===========   =============
   Weighted-average fair value of
    options granted during 1996                                 $        0.03
                                                                =============
   Weighted-average remaining con-
    tractual life of options out-
    standing at December 31, 1996                                   9.6 years
                                                                =============
   Range of per share exercise price
    of options outstanding at
    December 31, 1996                                           $  0.10-$0.30
                                                                =============

  At December 31, 1996, options to purchase 684,590 shares were exercisable.

  Exercise prices per options outstanding as of September 30, 1997 ranged from $0.10 to $7.50 per share. The weighted-average remaining contractual use of those options is 9.41 years.

                                                             EXERCISABLE
                   OPTIONS OUTSTANDING                           OPTIONS
                   -------------------       WEIGHTED- -----------------
                             WEIGHTED-         AVERAGE         WEIGHTED-
        EXERCISE               AVERAGE       REMAINING           AVERAGE
           PRICE              EXERCISE     CONTRACTUAL          EXERCISE
           RANGE      NUMBER     PRICE LIFE (IN YEARS)  NUMBER     PRICE
        --------      ------ --------- ---------------  ------ ---------
        $ 0.10       584,854  $ 0.10        8.79       120,337  $ 0.10
        $ 0.30       638,650    0.30        9.10       117,397    0.30
        $ 0.70       310,000    0.70        9.71           --     0.70
        $ 3.00       640,750    3.00        9.90         6,040    3.00
        $ 7.50       333,500    7.50        9.98         2,083    7.50
                   ---------  ------        ----       -------  ------
                   2,507,754    1.95        9.41       245,857    0.33
                   =========  ======        ====       =======  ======

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


5 STOCKHOLDERS' EQUITY (CONTINUED)

  Warrants

  In connection with equipment term loans in 1996, the Company issued war-rants to purchase 37,500 shares of Series A preferred stock at $1.00 per share and 25,000 shares of Series B preferred stock at $3.00 per share. These warrants may be exercised at any time prior to June 24, 2006 and October 1, 2001, respectively. The values of these warrants were determined by the Company to be immaterial for financial statement purposes.

  Warrants outstanding at September 30, 1997 were 62,500.

  Stock Compensation

  The Company recorded deferred compensation of approximately $546,000 and $4,049,225 during the period from inception (January 19, 1996) to December 31, 1996 and the nine months ended September 30, 1997, respectively. These amounts represent the difference between the exercise price and the deemed fair value of certain of the Company's stock options granted in these peri-ods. The Company recorded amortization expense of approximately $22,000 and $679,000, respectively, during these periods.

  At September 30, 1997, the Company has a total of $3,894,944 remaining to be amortized over the corresponding vesting period of each respective option, generally four years.

6 EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) Plan which stipulates that all full-time employees with at least 60 days of employment can elect to contribute to the 401(k) Plan, subject to certain limitations, up to 15% of salary on a pretax basis. The Company has the option to provide matching contributions but has not done so to date.

7 INCOME TAXES

  As of December 31, 1996, the Company had federal and state net operating loss carryforwards of approximately $3,000,000 and $1,600,000, respec-tively. The net operating loss carryforwards will expire in 2004, if not utilized.

  Utilization of the net operating loss may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986 and similar state provisions. The annual lim-itation may result in the expiration of the net operating losses before utilization.

  As of December 31, 1996, the Company had deferred tax assets of approxi-mately $1,200,000 which have been fully offset by a valuation allowance. Deferred tax assets relate primarily to the net operating loss carryforward.

8 SUBSEQUENT EVENTS

  In April 1997, the Company issued 714,286 shares of Series C convertible preferred stock at $7.00 per share, resulting in cash proceeds of $5,000,002, less issuance costs. The Holder of Series C preferred stock is entitled to noncumulative dividends of $0.08 per share if and when declared by the board of directors. Each share of Series C preferred stock is convertible into one share of common stock at the option of the holder, subject to certain adjustments. Each share of Series C will automatically convert into common stock upon the closing of an initial public offering of the Company's common stock in which the Company receives at least $15 million in gross proceeds and the price per share is at least $6.00 (see
  Note 1).

                       SOMNUS MEDICAL TECHNOLOGIES, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

 (INFORMATION FOR THE PERIOD FROM INCEPTION (JANUARY 19, 1996) TO SEPTEMBER 30,
      1996 AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 IS UNAUDITED)


8 SUBSEQUENT EVENTS (CONTINUED)

  In April 1997, and as a condition to the Series C preferred stock agreement referred to above, the Company entered into a Distribution Agreement with Medtronic whereby Medtronic is appointed as the Company's exclusive distributor with the right to sell and distribute certain of the Company's products in the European Union, Australia, Southeast Asia and certain other areas. The term of the Distribution Agreement is three years, and is subject to defined minimum purchase quotas in each year.

  On August 21, 1997, the board of directors adopted, and the stockholders approved, an increase in the number of shares available for issuance under the 1996 Plan from 2,600,000 to 3,350,000 shares of common stock.

                       Somnus Medical Technologies, Inc.

    Research and Manufacturing Facilities at its headquarters in Sunnyvale,
                                   California

          [Photos of Manufacturing and Research and Development Areas]



  Clockwise from top left: Surgical device development, device assembly, rapid device prototyping, computer-aided machining and instrument development laboratory.

              [LOGO OF SOMNUS MEDICAL TECHNOLOGY APPEARS HERE]